                       STOCK AND ASSET PURCHASE AGREEMENT


                                      dated


                                November 21, 1995

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page

I.        DEFINITIONS ..................................................       1
  1.1     Definitions ..................................................       1

II.       SALE OF STOCK AND ASSETS .....................................       9
   2.1    Sale of Stock ................................................       9
   2.2    Sale of Assets ...............................................       9
   2.3    Assumption of Liabilities ....................................      10
   2.4    "As Is" and "Where Is" .......................................      11

III.      PURCHASE PRICE ...............................................      11
   3.1    Purchase Price ...............................................      11
   3.2    Allocation ...................................................      12

IV.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS ................      12
   4.1    Organization and Good Standing ...............................      12
   4.2    Authorization, Enforceability ................................      12
   4.3    Consents and Approvals .......................................      13
   4.4    No Violation .................................................      13
   4.5    Acquired Corporation .........................................      13
   4.6    Purchased Assets .............................................      14
   4.7    Compliance With Laws .........................................      14
   4.8    Employee Relations and Employee Benefit Plans; ERISA .........      14
   4.9    Financial Condition ..........................................      17
   4.10   Taxes ........................................................      18
   4.11   Insurance ....................................................      20
   4.12   No Broker ....................................................      20
   4.13   Accuracy of Information ......................................      20

V.        REPRESENTATIONS AND WARRANTIES OF BUYER ......................      20
   5.1    Organization and Good Standing ...............................      20
   5.2    Authorization; Enforceability ................................      20
   5.3    Consents and Approvals .......................................      21
   5.4    No Violation .................................................      21
   5.5    No Broker ....................................................      21
   5.6    Subsequent Sale ..............................................      21

VI.       TAX MATTERS ..................................................      21

                                                                            Page


   6.1   Access to Information ..........................................     21
   6.2   Tax Indemnification ............................................     22
   6.3   Transfer Taxes .................................................     22
   6.4   Post-Closing Audits and Other Proceedings ......................     23
   6.5   Certain Consolidated Return Matters ............................     23

VII.     COVENANTS OF SELLERS ...........................................     23
   7.1   Access to Information ..........................................     23
   7.2   Actions Prior to Closing Date ..................................     24
   7.3   Consents and Approvals .........................................     25
   7.4   Confidentiality ................................................     25
   7.5   Insurance ......................................................     26
   7.6   Names ..........................................................     26
   7.7   Transfer of Retirement Plans ...................................     26
   7.8   DB Plan Funding ................................................     27
   7.9   Intercompany Indebtedness ......................................     27
   7.10  Commercially Reasonable Efforts; Cooperation ...................     28
   7.11  Use of Asset Purchase Price; Payment of Creditors ..............     28
   7.12  Escrow Agreement ...............................................     28
   7.13  Use of Radnor Space ............................................     28
   7.14  Reimbursement for Inventory Liquidation ........................     29

VIII.    COVENANTS OF BUYER .............................................     29
   8.1   Consents and Approvals .........................................     29
   8.2   Confidentiality ................................................     29
   8.3   Transfer of Retirement Plans ...................................     30
   8.4   Reimbursement for Real Estate Taxes ............................     31
   8.5   Assistance with Inventory Liquidation ..........................     31
   8.6   Insurance Reimbursements and Payments ..........................     31
   8.7   Employee Matters ...............................................     31
   8.8   Commercially Reasonable Efforts; Cooperation ...................     32

IX.      CONDITIONS TO OBLIGATIONS OF BUYER .............................     32
   9.1   Truth of Representations and Warranties ........................     32
   9.2   Compliance with Covenants ......................................     32
   9.3   Absence of Suit ................................................     32
   9.4   Receipt of Consents and Approvals ..............................     33
   9.5   Proceedings and Instruments Satisfactory, Certificates .........     33
   9.6   Intercompany Indebtedness ......................................     33
   9.7   Deliveries at Closing ..........................................     33

                                                                            Page


    9.8   No Material Adverse Change ....................................     33
    9.9   Bank Consents .................................................     33
    9.10  Mobil Consent .................................................     33
    9.11  Platinum Sale Documents .......................................     34

X.        CONDITIONS TO OBLIGATIONS OF THE SELLERS ......................     34
   10.1   Truth of Representations and Warranties .......................     34
   10.2   Compliance with Covenants .....................................     34
   10.3   Absence of Suit ...............................................     34
   10.4   Receipt of Consents and Approvals .............................     34
   10.5   Proceedings and Instruments Satisfactory; Certificates ........     34
   10.6   Intercompany Indebtedness .....................................     34
   10.7   Equity Contributions and Undertaking ..........................     35
   10.8   Deliveries at Closing .........................................     35
   10.9   Platinum Sale Documents .......................................     35
   10.10  Bank Consents .................................................     35
   10.11  Mobil Consent .................................................     35

XI.       INDEMNIFICATION ...............................................     35
   11.1   Requirement of Indemnification ................................     35
   11.2   Procedures Relating to Indemnification ........................     36
   11.3   Defense of Third-Party Claim ..................................     38
   11.4   Payment .......................................................     38
   11.5   Limitation on Indemnification .................................     38

XII.      CLOSING .......................................................     39
   12.1   Time and Place ................................................     39
   12.2   Items to be Delivered by the Sellers ..........................     39
   12.3   Items to be Delivered by Buyer ................................     41

XIII.     TERMINATION ...................................................     43
   13.1   Termination ...................................................     43
   13.2   No Other Transaction ..........................................     43

XIV.      AMENDMENT AND WAIVER ..........................................     44
   14.1   Amendment .....................................................     44
   14.2   Extension; Waiver .............................................     44

XV.       MISCELLANEOUS .................................................     44
   15.1   Notices .......................................................     44

                                                                           Page
   15.2          Governing Law ...................................            45
   15.3          Successors and Assigns ..........................            45
   15.4          Partial Invalidity ..............................            46
   15.5          Execution in Counterparts .......................            46
   15.6          Titles and Headings .............................            46
   15.7          Entire Agreement ................................            46
   15.8          Announcements ...................................            46
   15.9          Construction ....................................            47
   15.10         Jurisdiction ....................................            47
   15.11         Further Actions .................................            47
   15.12         Shell Litigation ................................            47
   15.13         Expenses ........................................            47

                                    EXHIBITS
                                    --------


A                                Escrow Agreement
B                                Note
C                                Mortgage
D                                Platinum Sale Documents



                                    SCHEDULES
                                    ---------

1.1A                             Sellers' Knowledge Persons
1.1B                             Outstanding Liens
1.1C                             Trade Payables
1.1D                             Other Liabilities
2.1                              Shares
2.2A                             Real Property
2.2B                             Insurance Policies
2.2C                             Tank Bottoms
2.2D                             Excluded Receivables - Excluded Contracts -
                                 Other Excluded Assets
4.3                              Sellers' Required Filings and Approvals
4.4                              Sellers' Consents
4.8                              ERISA Matters
4.9                              IRC Bank Accounts
4.10                             Tax Matters
5.3                              Buyer's Required Filings and Approvals
8.4                              Real Estate Taxes
8.7                              Employees

                       STOCK AND ASSET PURCHASE AGREEMENT
                       ----------------------------------

          STOCK AND ASSET PURCHASE AGREEMENT (as the same may be amended, the "Purchase Agreement"), dated as of November 21, 1995, among CASTLE ENERGY CORPORATION, a Delaware corporation ("Castle"), INDIAN REFINING I LIMITED
PARTNERSHIP, an Illinois limited partnership ("IRLP"), INDIAN REFINING & MARKETING I, INC., an Illinois corporation and the sole general partner of IRLP ("IRMI") (IRMI and IRLP are collectively referred to as the "Asset Sellers"), and AM WEST GP, INC., a Delaware corporation ("Buyer").


                                   WITNESSETH:
                                   -----------
          WHEREAS, Castle owns directly or indirectly all of the issued and outstanding partnership interests or capital stock of each of the Asset Sellers; and

          WHEREAS, Castle also owns, beneficially and of record, all of the outstanding capital stock of Indian Refining Company, a Delaware corporation (the "Acquired Corporation" or "IRC"); and

          WHEREAS, Castle and the Asset Sellers wish to sell to Buyer and Buyer wishes to purchase from the Asset Sellers certain of the assets of the Asset Sellers upon the terms and conditions hereinafter set forth; and

          WHEREAS, Castle wishes to sell to Buyer and Buyer wishes to purchase from Castle all of the capital stock of the Acquired Corporation upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and intending to be legally bound, Castle, the Asset Sellers and Buyer hereby agree as follows:

I.        DEFINITIONS

          Section 1.1 Definitions. When used in this Purchase Agreement, the following words or phrases have the following meanings:

          "Acquired Corporation" shall have the meaning set forth in the preamble hereto.

          "Acquisition Proposal" shall mean any proposal, other than as contemplated by this Purchase Agreement, for the acquisition of the Refinery or Terminal, whether through a merger, consolidation, reorganization, other business combination, recapitalization, acquisition of any shares of capital stock or Assets, or otherwise.

          "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of 20% or more of any class of voting stock or of any form of voting equity interest of such other Person in the case of a Person that is not a corporation. For purposes of this definition, "control," including the terms "controlling" and "controlled," means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          "Asset Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

          "Asset Sellers" shall have the meaning set forth in the preamble hereto.

          "Assets" shall mean all rights, titles, franchises, and interests in and to every species of property, real, personal, and mixed, tangible and intangible, including, without limitation, cash, cash equivalents, receivables, real property, together with buildings, structures, and the improvements thereon, fixtures contained therein and appurtenances thereto, and easements and other rights relating thereto, machinery, equipment, supplies, parts, spare parts, furniture, fixtures, leasehold improvements, inventory (including without limitation, "tank bottoms"), vehicles, leases, licenses, insurance and similar policies, warranties, indemnities, guaranties, permits, approvals, authorizations, joint venture agreements, Contracts, processes, trade secrets, know-how, computer hardware and software, computer programs and source codes, protected formulae, all other Intellectual Property, goodwill, prepaid expenses, records, files, claims (including, without limitation, insurance and litigation claims and causes) and privileges, and any other assets whatsoever.

          "Assignee" means a Delaware limited partnership of which Buyer shall be the general partner, to which Buyer assigns at or prior to the Closing this Agreement and the Escrow Agreement and all of its rights and obligations thereunder and under the documents contemplated hereby.

          "Assumed Contracts" shall mean all Contracts of IRLP including, subject to the provisions of Section 9.10, the Mobil Contract, but excluding the Excluded Contracts.

          "Assumed Liabilities" shall have the meaning set forth in Section 2.3 hereof.

          "Balance Sheet" shall have the meaning set forth in Section 4.9 hereof.

          "Balance Sheet Date" shall have the meaning set forth in Section 4.9 hereof.

          "Benefit Plans" shall have the meaning set forth in Section 4.8 hereof.

          "Buyer" shall have the meaning set forth in the preamble hereto.

          "Buyer Documents" shall have the meaning set forth in Section 5.2 hereof.

          "Buyer Indemnitees" shall mean Buyer, its Affiliates, and their respective officers, directors, employees, counsel, agents, investment bankers, accountants, and Affiliates.

          "Castle" shall have the meaning set forth in the preamble hereto.

          "Castle Employees" shall have the meaning set forth in Section 7.7 hereof.

          "Castle Entities" shall mean, collectively, Castle, the Asset Sellers, and the Acquired Corporation.

          "Castle Plan" shall have the meaning set forth in Section 7.7 hereof.

          "Castle Subsidiaries" shall mean, collectively, IRLP, IRMI and IRC.

          "Closing" and "Closing Date" shall have the respective meanings set forth in Section 12.1 hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Compliance Cost Agreement" shall mean the Compliance Cost Agreement, dated April 10, 1990, between IRC and IRLP.

          "Consolidated Group" shall have the meaning set forth in Section 4.10 hereof.

          "Contract" shall mean a contract, indenture, bond, note, mortgage, deed of trust, lease, agreement or written commitment.

          "Cooling Tower Claim" shall have meaning set forth in Section 7.5 hereof.

          "Damages" shall mean losses, costs, liabilities, reasonable expenses, and/or other damages (including, without limitation, reasonable attorneys' fees and expenses and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation).

          "DB Plan" shall have the meaning set forth in Section 4.8 hereof.

          "DB Plan and Trust" shall have the meaning set forth in Section 4.8 hereof.

          "Determination Letter" shall have the meaning set forth in Section 4.8 hereof.

          "Environmental Claim" shall mean any claim by a Person alleging actual or potential Liability of the Castle Subsidiaries or any other Seller Indemnitee but in any case only if relating to the Refinery and/or the Terminal for any investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury, or penalty, and arising out of, based on, or resulting from (a) the presence, transport, disposal, discharge, or release of any Materials of Environmental Concern at any location (including, without limitation, accrued liabilities for hazardous waste removal), whether or not owned by Castle or any of the Castle Subsidiaries, as the case may be, or
(b) circumstances forming the basis of any violation or alleged violation of any Environmental Law. Notwithstanding the foregoing, under no circumstances shall Environmental Claims include any Liabilities of any Castle Subsidiaries or any other Seller Indemnitees which related to the Powerine Refinery's (located in Santa Fe Springs, California) business, operation or Assets (as now or at any time prior hereto instituted), the natural gas business, the exploration and production business or any other business, properties, Assets or affairs of Castle or any of its Affiliates (or any of their predecessors in interest) other than the Refinery or the Terminal.

          "Environmental Law" shall mean all Laws relating to pollution or protection of human health, the environment, including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata, and including, without limitation, Laws relating to emissions, discharges, releases or threatened releases, or the presence of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting, or handling of Materials of Environmental Concern.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" shall mean, with respect to Castle, any trade or business that together with Castle or any of the Castle Subsidiaries would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA.

          "Escrow Agreement" shall mean an escrow agreement to be dated the Closing Date among IRLP, Castle, Buyer, and an independent entity reasonably acceptable to the parties acting as escrow agent, in the form of Exhibit A attached hereto and by this reference made a part hereof (with such changes thereto as are required by such escrow agent and are reasonably acceptable to the parties).

          "Excluded Contracts" shall mean the Contracts listed on Schedule 2.2D attached hereto.

          "GAAP"  shall  mean  United  States  generally   accepted   accounting
principles consistently applied.

          "Governmental  Entity" shall mean a court,  legislature,  governmental
agency,    commission,    or   administrative   or   regulatory   authority   or
instrumentality, domestic foreign.

          "GWC" shall have the meaning set forth in Section 10.7 hereof.

          "Indian Benefit Plans" shall have the meaning set forth in Section 4.8 hereof.

          "Indian 401(k) Plan" shall have the meaning set forth in Section 4.8 hereof.

          "Indian  401(k)  Plan and Trust"  shall have the  meaning set forth in
Section 4.8 hereof.

          "Intellectual Property" shall mean marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, copyrights, trade names, inventions, protected formulae, processes, proprietary information, trade secrets, computer software, as well as related documentation and manuals, all applications for registration of such items with any Governmental Entity, and all licenses and research and development relating thereto.

          "Intervening Lien" shall mean any Lien which is not an Outstanding Lien and encumbers any of the Purchased Assets as of the Closing Date.

          "IOC" shall mean Indian Oil Company, an Illinois corporation which is a wholly-owned Subsidiary of Castle.

          "IRLP" shall mean Indian Refining I Limited Partnership, an Illinois limited partnership.

          "IRC" shall have the meaning set forth in the preamble hereto.

          "IRS" shall mean the Internal Revenue Service.

          "Knowledge" of or with respect to (a) any individual shall mean the actual knowledge of such individual and any knowledge such individual reasonably should have had under the circumstances; and (b) Sellers, shall mean the Knowledge of the individuals listed on Schedule 1.1A attached hereto.

          "Law" shall mean a law, ordinance, rule, or regulation enacted or promulgated, or an Order issued or rendered, by any Governmental Entity, now or hereafter.

          "Liability" shall mean a liability, obligation, claim, or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent, or other and whether known or unknown.

          "License" shall mean a license, certificate of authority, permit, or other authorization to transact an activity or business or to use an asset or process issued or granted by a Governmental Entity.

          "Lien" shall mean a lien, mortgage, deed to secure debt, pledge, security interest, lease, sublease, charge, levy, or other encumbrance of any kind.

          "Litigation Expenses" shall mean all out-of-pocket expenses, including, without limitation, reasonable legal fees, incurred in investigating, preparing, prosecuting, defending or negotiating the settlement of the Shell Litigation.

          "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum, petroleum additives, petroleum intermediates, and petroleum products subject to environmental regulation.

          "MG Swap Agreement" shall mean the Natural Gas Swap Agreement dated as of October 14, 1994 between MG Natural Gas Corp. and IRLP.

          "Mobil" shall have the meaning set forth in Section 9.10 hereof.

          "Mobil Contract" shall have the meaning set forth in Section 9.10 hereof.

          "Mortgage" shall have the meaning set forth in Section 3.1 hereof.

          "Multiemployer Plan" means a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          "Order" shall mean an order, writ, ruling, judgment, injunction or decree of, or any stipulation to or agreement with, any arbitrator, mediator or Governmental Entity.

          "Outstanding Liens" shall mean the Liens identified in Schedule 1.1C attached hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Permitted Liens" shall mean (i) easements, rights-of-way, restrictions, zoning restrictions, and other similar encumbrances on or minor imperfections in title to real property which do not materially detract from the value or use thereof, and (ii) Liens created by the Buyer.

          "Person" shall mean an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Entity, business trust, unincorporated organization or other legal entity.

          "Platinum Sale Documents" shall mean the Bill of Sale, the Security Agreement and the Note, each dated as of the Closing Date, between IOC and Buyer pursuant to which Buyer will purchase platinum catalyst from IOC, in the forms attached hereto as Exhibits D-1, D-2 and D-3.

          "Purchase Agreement" shall have the meaning set forth in the preamble hereto.

          "Purchased Assets" shall have the meaning set forth in Section 2.2 hereof.

          "Qualified Plan" shall have the meaning set forth in Section 4.8 hereof.

          "Refinery" shall mean the crude oil refinery owned by IRLP and located in Lawrenceville, Illinois, including the underlying land and all related properties owned by IRLP.

          "Required Filings and Approvals" of a party shall mean any filing of this Agreement with and the approval of such by all Governmental Entities and such other applications, registrations, declarations, filings, authorizations, Orders, consents, and approvals as may be required to be made or obtained by such party from any Person prior to or to permit consummation of the Transactions.

          "Relevant Group" shall have the meaning set forth in Section 4.10 hereof.

          "Schedule 1.1B" shall mean a schedule dated the date hereof and attached hereto identifying all Persons known to have a Lien on any of the Purchased Assets as of the date of this Agreement, and, in each case, the amount secured by such Lien.

          "Schedule 1.1C" shall mean a schedule dated the date hereof and attached hereto identifying all known Liabilities of IRLP as of the date hereof for trade payables (other than Liabilities secured by a Lien on any of the Purchased Assets), and, in each case, the amount of such Liability.

          "Schedule 1.1D" shall mean a schedule dated the date hereof and attached hereto identifying all known Liabilities (other than Assumed
Liabilities)  of IRLP at the  date  hereof  not  included  in  Schedule  1.1B or
Schedule 1.1C; provided that failure to identify a Liability of IRLP on Schedule 1.1D shall not mean that the Liability so omitted is an Assumed Liability.

          "Second Stage Financing" shall mean the completion by Buyer of the requisite equity, long-term debt and working capital financings for the operation of the Refinery.

          "Seller Indemnitees" shall mean the Sellers, any present or future parent or Subsidiary of the Sellers, and their respective officers, directors, employees, counsel, agents, investment bankers, accountants, and Affiliates.

          Seller Documents" shall have the meaning set forth in Section 4.2 hereof.

          "Seller Note" shall have the meaning set forth in Section 3.1 hereof.

          "Sellers" shall mean Castle and the Asset Sellers.

          "Shares" shall mean the issued and outstanding shares of capital stock of the Acquired Corporation.

          "Shell" shall mean Shell Canada Limited, a Canadian corporation, together with its wholly owned Subsidiary, Salmon Resources Ltd., a Wyoming corporation.

          "Shell Contract" shall mean the Long Term Supply Agreement, dated as of November 1, 1992, as amended, among Shell, IRLP, IRMI and MG Refining and Marketing, Inc.

          "Shell Litigation" shall mean (i) the litigation commenced by Shell in the United States District Court for the Northern District of Illinois, captioned Salmon Resources Ltd. and Shell Canada Limited v. MG Refining and Marketing, Inc., Indian Refining Limited Partnership, and Indian Refining & Marketing, Inc., (ii) any other litigation which may be brought by Shell raising similar claims or requesting similar relief against IRLP, IRMI or Castle and
(iii) any counterclaims, cross-claims, or other claims or causes of action relating to any litigation referred to in clause (i) or (ii).

          "Subsidiary" of any Person shall mean any other corporation, partnership, or other entity of which such Person, directly or through Subsidiaries, owns shares of capital stock or partnership or other equity interests which either (i) represent at least 50% of the common equity of such entity or (ii) entitle such Person to cast at least a majority of the votes entitled to be cast generally upon election of directors or other similar governing body.

          "Tax" shall mean any Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, motor fuel, environmental, capital stock, franchise, profits, gains, withholding, social security, unemployment, disability, real property, personal property, sales, use, rental, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto or amendment thereof.

          "Terminal" shall mean the terminal facility owned by IRLP and located in Mt. Vernon, Indiana, including the underlying property and all related properties owned by IRLP.

          "Termination Date" shall mean that date which is 10 business days after the last to occur of (i) the date this Purchase Agreement is executed by the parties thereto and (ii) the date on which Castle shall have filed a complying notification report form pursuant to the requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, with respect to the Transactions.

          "Title  IV Plan"  shall  have the  meaning  set forth in  Section  4.8 hereof.

          "Third  Party  Claim"  shall have the  meaning as set forth in Section
11.2 hereof.

          "Transactions"  shall  mean  the  transactions   contemplated  by  the
Purchase Agreement.

          "Treasury Regulations" shall mean the regulations promulgated by the Secretary of the Treasury pursuant to the Code and any predecessor and successor thereto.

          "WARN  Act"  shall  mean  the   Worker   Adjustment   and   Retraining
Notification Act, 29 U.S.C. ss.ss. 2101-2109.


II.       SALE OF STOCK AND ASSETS

          Section 2.1 Sale of Stock. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date Castle shall, by appropriate instruments of transfer, sell, transfer and convey to Buyer, and Buyer shall purchase from Castle, all of the Shares, as listed on Schedule 2.1 attached hereto, free and clear of all Liens.

          Section 2.2 Sale of Assets. (a) Subject to the terms and conditions of this Purchase Agreement, on the Closing Date the Asset Sellers shall sell, transfer, and convey to Buyer, and Buyer shall purchase from the Asset Sellers, by appropriate instruments of transfer, each and all of the Assets of the Asset Sellers (the "Purchased Assets"), including, but not limited to, (i) all real property owned by IRLP, including the real property identified on Schedule 2.2A hereto, together with all improvements thereon, including the Refinery and the Terminal, (ii) all personal property, equipment, spare parts and supplies at or used in the business of the Refinery or the Terminal, (iii) the rights (but not the obligations) of IRLP under the Assumed Contracts (including the insurance policies listed on Schedule 2.2B hereto as insurance policies to be transferred to Buyer), including all warranty, indemnity and similar rights and provisions set forth in the Assumed Contracts in favor of the Sellers, but excluding the receivables thereunder which are identified on Schedule 2.2D hereto, (iv) the Cooling Tower Claim and (v) the tank bottoms listed on Schedule 2.2C hereto (which may not be owned by IRLP prior to the Closing Date); provided, however, that the Purchased Assets shall not include (A) the partnership interests in IRLP, (B) any accounts receivable of the Asset Sellers from Castle or any of its Affiliates, (C) cash and cash equivalents of the Asset Sellers (except any cash or cash equivalents collateralizing any obligations of the Acquired Corporation), (D) any trade accounts receivable of the Asset Sellers and the excluded receivables identified on Schedule 2.2D, (E) the Excluded Contracts,
(F) the insurance policies of IRLP identified on Schedule 2.2B hereto as insurance policies not to be transferred to Buyer, and (G) any other excluded asset specifically identified in Schedule 2.2D hereto. On the Closing Date, the Asset Sellers shall sell, transfer, and convey the Purchased Assets to Buyer free and clear of all Liens other than (y) Permitted Liens and (z), subject to the provisions of Sections 7.11 and 7.12 hereof and of the Escrow Agreement, the Outstanding Liens.

          (b) To the extent that the assignment by the Asset Sellers to Buyer of any Contract to be assigned to Buyer hereunder shall require the consent of a party other than a Castle Entity which has not been obtained by the Closing, this Purchase Agreement shall not constitute an agreement to assign such Contract unless and until such consent is obtained. Until such time as the Sellers are able to obtain a consent required with respect to any Contract, such Contract shall not be included in the Purchased Assets or the Assumed Liabilities and the Sellers shall use their commercially reasonable efforts to obtain a consent or enter into an arrangement to provide to Buyer the benefits under such Contract.

          Section 2.3 Assumption of Liabilities. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date Buyer shall, by appropriate instruments, assume the following Liabilities of the Asset Sellers identified in clauses (a) through (e) below (the "Assumed Liabilities"): (a) Liabilities of the Asset Sellers relating to Environmental Claims; (b)
Liabilities to the Indian 401(k) Plan and Trust or the DB Plan and Trust; (c) Liabilities of IRLP to IRC under the Compliance Cost Agreement; (d) all obligations of IRLP to be performed under the Assumed Contracts after the Closing Date, exclusive of (i) payments of money to be made by the Sellers after the Closing Date, the obligation for which accrued on or prior to the Closing Date, (ii) obligations of the Sellers to indemnify other parties to the Assumed Contracts for breaches of, or acts or omissions under, the Assumed Contracts by the Sellers or their Affiliates prior to the Closing Date, and (iii) Liabilities subject to indemnification by the Sellers under Section 11.1(a); and (e) any Liabilities of the Asset Sellers (and to the extent set forth in the definition of "Shell Litigation," of Castle) in the Shell Litigation.

          Buyer does not assume any Liabilities of the Asset Sellers other than the Assumed Liabilities. Liabilities that are not assumed and for which Buyer and its Affiliates shall have no responsibility include but are not limited to the following: (i) Liabilities of the Asset Sellers arising under the partnership agreement of IRLP to IRLP's partners, (ii) any Liabilities of the Asset Sellers to Castle or any of its Affiliates other than Liabilities arising under the Compliance Cost Agreement, (iii) Liabilities for Taxes of Castle, the Asset Sellers, any of their respective Affiliates or the Consolidated Group or any Relevant Group of which one or more of the Castle Entities is or was a member, including without limitation any liability for Taxes of any such Castle Entity as a withholding agent or transferee, or a Liability for Taxes arising by Contract or otherwise, (iv) Liabilities for guaranteeing, endorsing or otherwise becoming liable or responsible for any indebtedness, lease or other obligation of Castle or any of its Affiliates, (v) Liabilities relating to employment and/or severance agreements, the WARN Act or any similar laws, rules and/or regulations, options, stock appreciation rights and similar arrangements and/or rights between any of the Castle Entities or any of their Affiliates and their respective directors, executives, employees and/or personnel, except as provided in Section 8.7, (vi) any trade and/or other accounts payable of the Asset Sellers, including without limitation, those payables and other Liabilities identified in Schedule 1.1B and Schedule 1.1C, and the Liabilities set forth in
Schedule 1.1D, (vii) Liabilities relating to the MG Swap Agreement, and (viii) Liabilities under any Contracts other than as expressly set forth in clauses (b) through (d) above.

          Section 2.4 "As Is" and "Where Is". Except as otherwise expressly provided in this Agreement, Buyer shall acquire the Purchased Assets, the Shares, and, indirectly, the Assets of the Acquired Corporation "AS IS" AND "WHERE IS." EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT OR ANY EXHIBITS OR ATTACHMENTS HERETO, ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS, THE SHARES, AND SUCH OTHER
ASSETS,  WHETHER  EXPRESS OR  IMPLIED,  ARE  HEREBY  DISCLAIMED,  INCLUDING  ANY
REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.


III.      PURCHASE PRICE

          Section 3.1 Purchase Price. The purchase price to be paid by Buyer to Castle for the Shares shall be $1.00. In addition to the assumption of the Assumed Liabilities, the purchase price to be paid by Buyer to IRLP for the Purchased Assets (the "Asset Purchase Price") shall be equal to: (a) $3.0 million in cash to be paid at the Closing, (b) $225,000 in cash to be paid upon consummation and funding of the Second Stage Financing, it being understood that said $225,000 payment is contingent upon the funding of the Second Stage Financing, and (c) $5.0 million in the form of a limited recourse promissory note (the "Seller Note") issued to IRLP at the Closing in the form of Exhibit B hereto, which Seller Note shall be secured by a first mortgage Lien on the Refinery (but not the Terminal) in the form of Exhibit C attached hereto (the "Mortgage"), it being understood and agreed that the payment obligations under the Seller Note shall not be enforceable against any Assets of Buyer except the Refinery. The principal amount of the Seller Note may be reduced in the circumstances provided for in Section 7.11(b). The Asset Purchase Price shall be held and disbursed solely in the manner specified in Sections 7.11 and 7.12 and the Escrow Agreement.

          Section 3.2 Allocation. The Asset Purchase Price shall be allocated among the Purchased Assets in accordance with their relative fair market values, as determined by Buyer. Buyer and Sellers agree to prepare and file their federal income tax returns on a basis consistent with such allocation and agree not to take a position inconsistent with such allocation in any other Tax return or otherwise.

IV.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers jointly and severally represent and warrant to Buyer as follows (it being understood that representations relating specifically to Castle do not relate to any other Castle Entity):

          Section 4.1 Organization and Good Standing. Each Castle Entity is a corporation or limited partnership duly organized, validly existing, and, to the extent applicable in the case of partnerships, in good standing under the Laws of the state of its incorporation or organization, with all requisite corporate or partnership power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. Each of the Castle Subsidiaries is qualified or otherwise authorized to transact business, and is in good standing, as a foreign corporation or limited partnership, in the respective jurisdictions set forth in Schedule 4.1. To the Knowledge of Sellers, there is no other jurisdiction in which the ownership of their Assets or the conduct of their business by the Castle Subsidiaries makes such qualification necessary. Except for the ownership by IRMI of its partnership interests in IRLP, the Castle Subsidiaries do not directly or indirectly own any interest in any Subsidiary or any other Person. Castle shall make available to Buyer, prior to the Closing, true, correct, and complete copies of the Articles or Certificate of Incorporation, bylaws, and minute books of the Acquired Corporation.

          Section 4.2 Authorization, Enforceability. Each Seller has the requisite corporate or partnership power and authority to enter into and consummate the Transactions and to perform its obligations under the Purchase Agreement and the other documents to be executed and delivered in connection herewith to which such Seller is a party, including the Escrow Agreement (the "Seller Documents"). The execution, delivery and performance of the Seller Documents and the consummation of the Transactions have been duly approved and authorized by the Board of Directors and stockholders of each Seller which is a corporation and by IRMI as the general partner of IRLP. No other corporate or partnership proceedings on the part of any Seller will be necessary to authorize the Seller Documents and the Transactions. This Purchase Agreement and the other Seller Documents have been, duly authorized by each Seller. This Purchase Agreement has been, and at the Closing the other Seller Documents will have been duly executed and delivered by each Seller and, assuming this Purchase Agreement and the other Seller Documents are legal, valid, and binding obligation of Buyer, constitutes or will constitute at Closing a legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

          Section 4.3 Consents and Approvals. Listed on Schedule 4.3 hereof are all of the Required Filings and Approvals of Castle and the Castle Subsidiaries in connection with the execution and delivery of this Purchase Agreement and the other Seller Documents and the consummation of the Transactions. At the Closing, all such Required Filings and Approvals of Castle and the Castle Subsidiaries will have been obtained, except any listed on a schedule to be delivered by Sellers pursuant to Section 12.2(f).

          Section 4.4 No Violation. The execution, delivery, and performance of this Purchase Agreement by the Sellers and the consummation by them of the Transactions contemplated hereby will not (a) violate any provision of the charter or by-laws or similar organizational documents of any of the Castle Entities or (b) subject to obtaining the consents set forth on Schedule 4.4, violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the termination of or accelerate the performance required by, result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Shares or the Purchased Assets under any of the terms of any Contract to which Castle or any of its Subsidiaries is a party.

          Section 4.5 Acquired Corporation. The authorized capital stock of the Acquired Corporation consists of 100 Shares of common stock, of which 100 Shares are issued and outstanding. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by Castle. There are no other shares of the capital stock of the Acquired Corporation authorized, issued, or outstanding or reserved for issuance, no outstanding preemptive rights or subscription rights with respect to any such shares, and no outstanding options, warrants, rights, voting trusts, convertible securities, or other agreements or commitments with respect to any such shares. At the Closing, good and valid title to the Shares will pass to Buyer free and clear of all Liens. The Acquired Corporation has or at the Closing will have good and valid title to the Assets held by it, free and clear of all Liens except the Permitted Liens.

          Section 4.6 Purchased Assets. The Asset Sellers have or at the Closing will have good and valid title to the Purchased Assets and at the Closing the Asset Sellers will have full power and authority to transfer the Purchased Assets to Buyer. At the Closing, good and valid title to the Purchased Assets will pass to Buyer, free and clear of all Liens except the Permitted Liens. Neither Castle nor any of its Subsidiaries other than the Castle Subsidiaries owns, leases, or licenses any material Assets used in the conduct of the business of, or otherwise relating to, the Refinery and/or the Terminal, except for the inventory, the catalyst and receivables from third parties owned by IOC.

          Section 4.7 Compliance With Laws. (a) Castle and its Subsidiaries have obtained all Licenses required to be obtained by Castle or any of its Subsidiaries for the conduct of the business of the Castle Subsidiaries as presently conducted, except where the failure to have obtained any such Licenses would not have a material adverse effect on the financial condition, operating results, assets, properties, or business of any of the Castle Subsidiaries. All such Licenses are in full force and effect, except to the extent failure to be in effect would not be reasonably likely to have a material adverse effect on the financial condition, operating results, Assets, properties, or business of any of the Castle Subsidiaries, or the operation of the Refinery.

          (b) Castle and its Subsidiaries have complied with and are in compliance with all, and have not received any written notice of any claimed violation of any, Laws applicable to the business of the Castle Subsidiaries, excluding Environmental Laws, except where the failure to comply with, or the violation of, any such Laws, excluding Environmental Laws, would not be reasonably likely to have a material adverse effect on the financial condition, operating results, Assets, properties, or business of any of the Castle Subsidiaries, or the operation of the Refinery.

          Section 4.8  Employee Relations and Employee Benefit Plans; ERISA.

                   (a) None of the Castle Subsidiaries has entered into any collective bargaining agreement. To the Knowledge of Sellers, (i) there is no labor strike, dispute, slowdown, or work stoppage or lockout pending or threatened against or affecting any of the Castle Subsidiaries, and (ii) no union organizational campaign is in progress with respect to the employees of any of the Castle Subsidiaries. There is no unfair labor practice, charge, or complaint pending or, to the Knowledge of Sellers, threatened before the National Labor Relations Board against any of the Castle Subsidiaries and no charges with respect to or relating to any of the Castle Subsidiaries are pending before the Equal Employment Opportunity Commission.

                   (b) (i) Schedule 4.8 attached hereto contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA, and each other employee benefit plan, welfare plan, program, agreement, policy, or arrangement, including, without limitation, severance pay, salary continuation for disability and consulting or other compensation agreements ("Benefit Plans"), sponsored, maintained, or contributed to or required to be contributed to by the Asset Sellers within six years prior to the Closing Date (the "Indian Benefit Plans").

                   (ii) With respect to each Indian Benefit Plan, Castle has delivered to Buyer a true, correct, and complete copy of: (A) each writing constituting a part of such Indian Benefit Plan, including, without limitation, all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the three most recent annual financial reports, if any; and (E) the most recent Determination Letter from the IRS, if any. The Annual Reports (Form 5500 Series) with respect to each Indian Benefit Plan have been properly filed, including the payment in full of any late fees, interest, and penalties, if and to the extent applicable. Except as specifically provided in the foregoing documents delivered to Buyer, there are no amendments to any Indian Benefit Plan that have been adopted or approved nor have the Asset Sellers or Castle undertaken or committed to make any such amendments; provided that amendments to each Indian Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans") that are required by the Internal Revenue Service as a condition to the granting of a favorable Determination Letter will be timely drafted under the supervision, and at the expense, of Seller and adopted by Seller (if prior to Closing) or Buyer (upon Buyer's reasonable approval and timely submission by Seller to Buyer) prior to the end of the applicable remedial amendment period under Section 401(b) of the Code.

                   (iii) Schedule 4.8 identifies each Qualified Plan. The Indian Refining Limited Partnership 401(k) Plan (the "Indian 401(k) Plan" and, together with the Assets thereof and its related trust agreement, the "Indian 401(k) Plan and Trust") has been issued a favorable determination letter as to its current qualified status (the "Determination Letter"). The Indian Refining Limited Partnership Defined Benefit Pension Plan (the "DB Plan" and, together with the Assets thereof and its related trust agreement, the "DB Plan and Trust") has not been issued a favorable Determination Letter with respect to the amendments required by the Tax Reform Act of 1986 and subsequent tax law changes. However, a request to the Internal Revenue Service has been made on a timely basis. The DB Plan remains within the applicable remedial amendment period under Section 401(b) of the Code for the adoption of such amendments and for obtaining a favorable Determination Letter with respect to such amendments, as extended in accordance with IRS Announcement 94-136.

                   (iv) All contributions required to be made to any Indian Benefit Plan by applicable law or regulation or by any plan document or other contractual under-taking, and all premiums due or payable with respect to insurance policies funding any Indian Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the Asset Sellers. The funding method used in connection with the DB Plan is acceptable and the actuarial assumptions used in connection with funding the DB Plan are reasonable. As of the last day of the last plan year of the DB Plan and as of the Closing Date, the present value of DB Plan assets exceeded the actuarial present value of accumulated benefit obligations under the DB Plan, and the excess of present value of projected benefit obligations over the fair value of plan assets did not and will not exceed $1,500,000.

                   (v) Castle, the Asset Sellers and each Indian Benefit Plan have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code, and all Laws applicable to the Indian Benefit Plans, except to the extent of amendments to the Qualified Plans which can be adopted during the remedial amendment period. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Indian Benefit Plan or the imposition of any Lien on the assets of any of the Castle Subsidiaries or any of their ERISA Affiliates under ERISA or the Code.

                   (vi) Schedule 4.8 sets forth each Indian Benefit Plan (other than a multiemployer plan) that is subject to Title IV of ERISA (a "Title IV Plan"). Except as set forth on Schedule 4.8, no accumulated funding deficiency or unpaid required installments within the meaning of Section 412 of the Code exists, nor has there been issued a waiver or variance of the minimum funding standards imposed by the Code with respect to any Title IV Plan, nor has any Lien been created under Section 302(f) of ERISA or security been required under
Section 307 of ERISA, nor are any excise taxes due or hereafter to become due under Section 4971 or 4972 of the Code with respect to the funding of any such plan for any plan year or other fiscal period ending on or before the Closing Date. With respect to each Title IV Plan, (A) there has not occurred any reportable event within the meaning of Section 4043(b) of ERISA or the regulations thereunder, and (B) there exists no ground upon which the PBGC would reasonably be expected to demand termination of any Title IV Plan or appointment of itself or its nominee as trustee thereunder. The PBGC has not instituted or threatened in writing a proceeding to terminate any Title IV Plan. All PBGC premiums due on or before the Closing Date with respect to any Title IV Plan have been paid in full, including late fees, interest, and penalties, if and to the extent applicable. Copies of the actuarial report for the 1994 plan year and an update thereto as of January 1, 1995 for each Title IV Plan and of a report which accurately projects the funded status and contribution requirements for each Title IV Plan as of the Closing Date have been delivered to Buyer. There has been no material adverse change in the Assets, Liabilities or financial position of any Title IV Plan since the date of the most recent actuarial report. None of the Sellers' purposes of engaging in the transactions contemplated hereby is for the evasion or avoidance of Liability under Title IV of ERISA.

                   (vii) None of the Castle Subsidiaries nor any ERISA Affiliate has ever contributed to or has ever been obligated to contribute to any Multiemployer Plan.

                   (viii) There does not now exist, nor do any circumstances exist that could result in, any Liability under (A) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (B) Title IV of ERISA, Section 302 of ERISA, or Sections 412 and 4971 of the Code, or (C) corresponding or similar provisions of foreign Laws that would be a Liability of the Buyer following the Closing Date. Without limiting the generality of the foregoing, neither Castle nor the Asset Sellers nor any of their Affiliates have engaged in any transaction described in Section 4069, 4204, or 4212 of ERISA.

                   (ix) The Asset Sellers have no Liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA and such health continuation coverage is at no expense to any Castle Subsidiary or ERISA Affiliate.

                   (x) There are no pending actions, claims, litigations, or arbitrations which have been asserted in writing or instituted (other than in respect of benefits due in the ordinary course) against the Assets of any of the Indian Benefit Plans or against the Asset Sellers or any fiduciary of the Indian Benefit Plans.

                   (xi) The Liabilities for all benefits provided pursuant to all Indian Benefit Plans have been fully and adequately provided for on the books of account of the Asset Sellers in accordance with GAAP.

                   (xii) Following the Closing, Buyer will have no Liability of any kind, actual, contingent, present, future or otherwise with respect to any Benefit Plans (other than the Indian 401(k) Plan and the DB Plan) for which
Castle, any Asset Seller or any ERISA Affiliate or any of them could have any Liability.

          Section 4.9 Financial Condition. Castle has delivered to Buyer (a) the audited consolidated balance sheet as of September 30, 1994 (the "Balance Sheet Date") of Castle and its Subsidiaries (the "Balance Sheet") and the audited consolidated statement of income, consolidated statement of retained earnings, and consolidated statement of cash flows of Castle and its Subsidiaries for the year then ended, (b) the audited balance sheet as of the Balance Sheet Date of IRLP and the audited statement of income, statement of retained earnings, and statement of cash flows of IRLP for the year then ended, and (c) the unaudited balance sheet as of August 31, 1995 of IRLP and the unaudited statement of income, statement of retained earnings, and statement of cash flows of IRLP for the period then ended. Each such balance sheet presents fairly the financial condition, assets, liabilities, and stockholders' equity or partnership capital of the respective entities as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of the respective entities for the period indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. To the Knowledge of Sellers, the financial statements referred to in this Section 4.9 have been prepared in accordance with GAAP (except, in the case of the unaudited statements, for the omission of footnote disclosures and other information and for normal year-end adjustments) and the books and records of Castle and its Subsidiaries. To the Knowledge of Sellers, the Castle Subsidiaries have no material capital lease obligations (other than leases for copiers, vehicles. and similar equipment which may have been capitalized) and no material long-term liabilities for the deferred purchase price of any assets (other than a license fee for the Penex process). As of the date hereof (with respect to clause (a)
only) and as of the Closing Date: (a) the Acquired Corporation has at least $3.5 million of cash plus interest accrued thereon in bank accounts specified in
Schedule 4.9 attached hereto, which cash and interest shall be part of the Assets owned by IRC at Closing, and has no Liabilities, known or unknown, accrued or unaccrued, aggregating more than $25,000, other than Environmental Claims; and (b) IRLP has title to the "tank bottoms" specified on Schedule 2.2C attached hereto.

          Section 4.10 Taxes. (a) The Acquired Corporation is a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (the "Consolidated Group"), and Castle is the common parent of the Consolidated Group.

                   (b) The Acquired Corporation has joined in the filing of consolidated Federal income Tax Returns by the Consolidated Group, and the
Acquired Corporation will continue to be included as a member of the Consolidated Group for Federal income tax purposes up to and including the Closing Date, including for purposes of filing the consolidated Federal income Tax Return of the Consolidated Group for the tax year which includes the Closing Date.

                   (c) The Consolidated Group has filed all Tax Returns that it was required to file, and each of the Castle Subsidiaries and any combined, consolidated, or unitary group of which any of the Castle Subsidiaries is or has at any time been a member (any such group being a "Relevant Group") has filed all Tax Returns that it was required to file prior to the Closing Date. All such Tax Returns were correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been paid. Neither the Consolidated Group, any Relevant Group, nor any of the Castle Subsidiaries is a party to any agreement extending the time within which to file any Tax Return. No closing agreement pursuant to Section 7121 of the Code or compromise pursuant to Section 7122 of the Code (or any predecessor provisions) or any similar provision of any state or local law has been entered into by or with respect to the Acquired Corporation. No claim has ever been made by any authority in a jurisdiction in which any of the Castle Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                   (d) Each of the Castle Subsidiaries has withheld and paid all material Taxes required to be withheld and paid prior to the Closing Date.

                   (e) There is no dispute or claim concerning any material liability for Taxes of any of the Castle Subsidiaries or any Relevant Group currently pending.

                   (f) No Tax Returns of any of the Castle Subsidiaries or of any Relevant Group or Consolidated Group for any taxable year beginning on or after January 1, 1991 have been audited except as set forth on Schedule 4.10(f).

                   (g) None of the Castle Subsidiaries, any Relevant Group or the Consolidated Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                   (h) All Taxes attributable to periods or portions thereof ending on or before the Closing Date for which any Castle Subsidiary is or may be liable, whether by Contract, by reason of its status as a transferee or member of the Consolidated Group or any Relevant Group or otherwise, have been paid or an adequate reserve will have been established therefor as of December 31, 1995 in accordance with GAAP on the books of such Castle Subsidiary, and each Castle Subsidiary has no Liability for Taxes in excess of the amounts so paid or the reserves to be so established by it.

                   (i) The Acquired Corporation is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code and none of the assets of any Castle Entity is subject to any election under Section 341(f) of the Code.

                   (j) The Acquired Corporation is not party to any tax sharing agreement or arrangement that will survive or give rise to any liabilities or obligations on the part of the Acquired Corporation or Buyer after the Closing Date.

                   (k) None of the Castle Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the Code.

                   (l) Following the Closing, none of the Purchased Assets and none of the assets of the Acquired Corporation will be an asset or property that the Buyer or the Acquired Corporation will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986. None of the Purchased Assets or the assets of the Acquired Corporation is (i) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (ii) used predominantly outside the United States within the meaning of Proposed Treasury Regulation Section 1.168-2(g)(5), or (iii) "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

                   (m) The Acquired Subsidiary is not required to make any adjustment under Section 481(a) of the Code or any comparable provision of state, local or other Tax law by reason of any change in accounting method or otherwise.

          Section 4.11 Insurance. Listed on Schedule 2.2B are all insurance policies relating to the Assets of the Acquired Corporation or the Asset Sellers. Each such insurance policy is, as of the date of this Purchase Agreement, in full force and effect and will be in effect on the Closing Date.

          Section 4.12 No Broker. The Castle Entities have not engaged or authorized any broker, investment banking firm, finder, agent, or other Person to act on their behalf, directly or indirectly, as a broker or finder in connection with the Transactions.

          Section 4.13 Accuracy of Information. The Castle Entities have not omitted to disclose to Buyer any material fact necessary in order for the representations and warranties of Castle and the Castle Subsidiaries in this Purchase Agreement and the other Seller Documents not to be misleading.


V.        REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to the Sellers as follows:

          Section 5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its state of organization. At the Closing Assignee, if any, will be a limited partnership duly organized, validly existing and, to the extent applicable, in good standing under the laws of its state of organization and will be duly qualified in the State of Illinois (if other than its state of organization).

          Section 5.2 Authorization; Enforceability. Buyer has the requisite power and authority to enter into this Purchase Agreement, the Seller Note, the Mortgage and the Escrow Agreement and the other documents to be executed and delivered by Buyer in connection herewith (collectively, the "Buyer Documents"), and to consummate the Transactions. The execution and delivery of the Buyer Documents and the consummation of the Transactions have been duly approved and authorized by Buyer. The Buyer Documents and the Transactions have been duly authorized by Buyer. This Purchase Agreement has been duly executed and delivered by Buyer and at the Closing the other Buyer Documents will have been duly executed and delivered by Buyer. Assuming this Purchase Agreement is and the other Buyer Documents to which any Seller will be a party are the legal, valid, and binding obligations of the Sellers, this Purchase Agreement constitutes and such other Buyer Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

          Section 5.3 Consents and Approvals. Listed on Schedule 5.3 are all of the Required Filings and Approvals of Buyer in connection with the execution and delivery of the Buyer Documents and the consummation of the Transactions. At the Closing, all such Required Filings and Approvals of Buyer will be obtained, except any listed on a schedule to be delivered by Buyer pursuant to Section 12.3(e).

          Section 5.4 No Violation. The execution, delivery, and performance of the Buyer Documents by Buyer and the consummation by it of the Transactions will not (a) violate any provision of the certificate of incorporation of Buyer or
(b) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the termination of or accelerate the performance required by, result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of Buyer under any of the terms of any Contract to which Buyer is a party before giving effect to the Transactions to be consummated on the Closing Date.

          Section 5.5 No Broker. Buyer has not engaged or authorized any broker, investment banking firm, finder, agent, or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the Transactions, other than Oppenheimer & Co. Sellers shall have no liability for the fees payable to Oppenheimer & Co. by Buyer in connection with the Transactions, which fees shall be paid by Buyer.

          Section 5.6 Subsequent Sale. Buyer has no present intention to sell or cause to be sold the Shares, the Assets of the Acquired Corporation or all or substantially all of the Purchased Assets, and has received no offers or proposals regarding any such sale. The Sellers recognize that after the Closing circumstances may change and Buyer will deal with such Assets in its economic self-interest as it sees fit under the circumstances, which could include a sale of some or all such Assets.

VI.       TAX MATTERS

          Section 6.1 Access to Information. (a) Castle will make available to Buyer any information relating to the Acquired Corporation which has been included in the consolidated Federal income Tax Returns filed by the Consolidated Group for the taxable years up to and including the Closing Date that is relevant for purposes of determining the tax liabilities and attributes of the Acquired Corporation. Sellers will make available to Buyer such other information concerning Taxes as may reasonably be requested by Buyer.

                   (b) Following the Closing, Buyer agrees to make available to Castle any information relating to the Acquired Corporation (including, but not limited to, its books and records and work papers for all periods in which the Acquired Corporation has been included as a member in the Consolidated Group for purposes of filing consolidated Federal income Tax Returns) that is relevant for purposes of determining the tax liability of the Consolidated Group for all periods up to and including the Closing Date, as is reasonably necessary for the preparation of any Tax Return, and for purposes of dealing with any examination by or controversy with the IRS or any other taxing authority.

          Section 6.2 Tax Indemnification. Sellers shall jointly and severally indemnify and hold the Buyer Indemnitees, including without limitation, the Acquired Corporation, harmless from (a) any and all Liabilities for Taxes of any Castle Subsidiary, the Consolidated Group, or any Relevant Group, and (b) any and all Liabilities for Taxes for which any Castle Subsidiary, the Consolidated Group, or any Relevant Group is liable as withholding agent or transferee, by Contract, or otherwise, including in each case any related Damages; provided, however, that, except in the case of Liability for Federal or state income taxes of the Consolidated Group or any Relevant Group for the taxable year of the Consolidated Group or such Relevant Group which includes the Closing Date, such indemnity shall include only Taxes with respect to periods ending on or prior to the Closing Date and the portion through and including the Closing Date of any taxable period that includes, but does not end on, the Closing Date (determined by means of a closing of the books and records of the Acquired Corporation as of the close of business on the Closing Date).

          Section 6.3 Transfer Taxes, Sellers, jointly and severally, and Buyer shall each be responsible to pay 50% of any and all sales, use, value added, excise and other transfer or similar Taxes imposed on the transfer of the Purchased Assets and the Shares hereunder, including without limitation the following Taxes relating to the transfer of the real property included in the Purchased Assets: (a) the Illinois state transfer tax of $.50 per $500 paid for real property located in Illinois, (b) the Lawrence County transfer tax of $.25 per $500 paid for real property located in Lawrence County, and (c) the Indiana State Corporate Gross Income Tax of 1.2% of the consideration paid for real property located in Indiana. Buyer shall execute and deliver to Sellers at the Closing any certificates or other documents as Sellers may reasonably request to comply with any reporting, notification, or filing requirements relating to, or to perfect any exemption from, any transfer, documentary, sales, excise or use tax, or other similar taxes.

          Section 6.4 Post-Closing Audits and Other Proceedings. (a) Castle and Buyer agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any period within which the Closing Date occurs. Castle and Buyer shall cooperate with each other in the conduct of any audit or other proceeding involving the Acquired
Corporation for such periods and each may participate at its own expense; provided that Castle shall have the right to control the conduct of any such audit or proceeding for which Castle (i) agrees that any resulting Tax is covered by the indemnity provided in Section 6.2 above and (ii) reasonably demonstrates to Buyer its ability to make such indemnity payment. Notwithstanding the foregoing, neither party may settle or otherwise resolve any such claim, suit, or proceeding without the consent of the other party, such consent not to be unreasonably withheld; provided, however, that Buyer shall not be required to contest any proposed adjustment to, or claim for, any Tax if Buyer waives its right to any indemnity in respect to such Tax hereunder. Buyer shall promptly pay over to Castle any Tax refund received by any of the Acquired Corporation (or by Buyer or any of its Affiliates with respect to any of the Acquired Corporation) relating to any period ending on or prior to the Closing.

                   (b) Castle shall be responsible for the preparation and filing of all state income and other Tax Returns for the Acquired Corporation for short taxable periods ending on the Closing Date in states the tax laws of which require Tax Returns for such short taxable periods.

          Section 6.5 Certain Consolidated Return Matters. (a) Any tax sharing agreement or arrangement between Castle and its Affiliates and the Acquired Corporation shall be terminated as of the Closing Date, and shall have no further effect for any taxable year.

                   (b) Castle shall include the income or loss of the Acquired Corporation for periods through the Closing Date in the consolidated Federal income Tax Return filed by the Consolidated Group for the period including the Closing Date. Castle shall prepare books and working papers (including a closing of the books) which will clearly demonstrate the income and activities of the Acquired Corporation for the period ending on the Closing Date.


VII.      COVENANTS OF SELLERS

          The Sellers hereby jointly and severally covenant and agree with Buyer as follows (all such covenants and agreements to survive the Closing unless otherwise expressly stated):

          Section 7.1 Access to Information. From and after the date of this Purchase Agreement and until the Closing Date or the Termination Date, Buyer and its authorized representatives shall upon reasonable notice have access during normal business hours to (a) all properties, books, records, Contracts, and documents of Sellers relating to any of the Castle Subsidiaries, including without limitation all such consolidating financial statements and financial statements of the Castle Subsidiaries as are prepared in the normal course of the preparation of the audited financial statements described in Section 4.9, and Sellers shall furnish or cause to be furnished to Buyer and its authorized representatives information with respect to the affairs and business of the Castle Subsidiaries as Buyer may reasonably request, and (b) counsel, representatives, accountants and auditors of Castle and the Castle Subsidiaries.

          Section 7.2 Actions Prior to Closing Date. From and after the date of this Purchase Agreement and until the Closing Date or Termination Date, whichever first occurs:

                   (a) Sellers shall not undertake or institute any action of the Castle Subsidiaries which could reasonably be expected to have a material adverse effect on the assets, properties, financial condition, or operating results of any of the Castle Subsidiaries.

                   (b) Sellers shall not (i) sell, pledge, convey, transfer, lease or encumber any of the Shares or any partnership interests in the Asset Sellers or the Purchased Assets, or (ii) sell or permit any Castle Subsidiary to issue or sell any shares of capital stock or other equity interests of any Castle Subsidiary or any securities convertible or exchangeable for, or options. warrants, commitments, or rights of any kind to acquire, any such shares of capital stock or other equity interests.

                   (c) Castle shall promptly notify Buyer of any material lawsuits, claims, proceedings, or investigations of which Sellers have Knowledge that may be threatened, brought, asserted, or commenced against or involving any of the Castle Subsidiaries, the Purchased Assets, or the Transactions.

                   (d) The Asset Sellers shall not, and the Sellers shall not permit the Acquired Corporation to: (i) make any loans or advances to any other person or enter into any Contract relating to the borrowing of money or extension of credit (including obligations with respect to capital leases); or
(ii) assume, guarantee, endorse, or otherwise become liable or responsible for the obligations of any other person (whether directly, contingently, or otherwise).

                   (e) The Asset Sellers shall not, and the Sellers shall not permit the Acquired Corporation to: (i) increase or agree to increase the compensation payable to any of the directors, officers, or employees of the Castle Subsidiaries, except pursuant to the terms of agreements or plans as currently in effect; or (ii) enter into or adopt any pension, profit-sharing, incentive, deferred compensation, stock purchase, stock option, stock appreciation rights, or severance pay plan or any employment or consulting agreement, with or for the benefit of any director, officer, or employee of the Castle Subsidiaries, whether past or present, or amend or terminate any of such plans or any of such agreements in existence on the date hereof.

                   (f) The Asset Sellers shall not, and the Sellers shall not permit the Acquired Corporation to, enter into any Contracts which, individually or in the aggregate, are material to the Castle Subsidiaries or modify, amend, terminate, or cancel any existing material Contract.

                   (g) The Asset Sellers shall not, and the Sellers shall not permit the Acquired Corporation to, declare, set aside, or pay to any such stockholder any dividend or other distribution in respect of its capital stock.

                   (h) The Asset Sellers shall not, and the Sellers shall not permit the Acquired Corporation to, enter into or agree to enter into any transaction with or for the benefit of any Affiliate.

                   (i) The Asset Sellers shall not, and the Sellers shall not permit the Acquired Corporation to, make any change in any of its methods of accounting or in any of its accounting principles or practices.

          Section 7.3 Consents and Approvals. (a) The Sellers shall use their commercially reasonable efforts to obtain the Required Filings and Approvals of the Castle Entities.

                   (b) The Castle Entities shall, without directly incurring any costs or expenses (other than fees and expenses of their counsel), cooperate in good faith with Buyer in the obtaining by Buyer of the Required Filings and Approvals of the Buyer.

          Section 7.4 Confidentiality. The Sellers shall use their commercially reasonable efforts to insure that all confidential information which the Sellers, the Acquired Corporation, or any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, Assets, Liabilities, or future prospects of any Castle Subsidiary or Buyer or any customer or supplier of any of them shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them except pending the Closing in the business and for the benefit of the Castle Entities, in each case without the prior written consent of Buyer; provided, however, that the restrictions of this sentence shall not apply (a) after this Purchase Agreement is terminated, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, Assets, Liabilities or future prospects of any Castle Subsidiary, of any Affiliate of any of them, or any customer or supplier of any of them, (b) to disclosure to existing or prospective lenders (including lenders to IOC) or other investors and their legal advisors or to others whose consent may be required or desirable in connection with obtaining the consents which are required or desirable to consummate the Transactions, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Purchase Agreement, (e) to the extent such information shall have otherwise become publicly available not in violation of the provisions of this Purchase Agreement, or (f) as may otherwise be permitted by Section 13.2(b).

          Section 7.5 Insurance. The Sellers shall maintain in effect insurance covering the Castle Subsidiaries and the Purchased Assets, of the types and in the amounts in effect at the date of this Purchase Agreement. As of the Closing, Sellers shall take all steps necessary to cause the transfer to Buyer of (a) the insurance policies identified on Schedule 2.2B hereto as being transferred to Buyer, and (b) all claims which have been or may hereafter be made with respect to any insurance policies now or previously in effect at any time where such claims relate (in whole or in part) to the Refinery, the Terminal, the Purchased

Assets and/or the Assumed Liabilities, including, without limitation, the claims for insurance recovery Assets and/or the Assumed for the cooling tower at the Refinery damaged in September, 1995 (the "Cooling Tower Claim"); provided that Sellers shall make appropriate arrangements (including through the issuance of separate insurance policies) with their insurers, satisfactory to IOC, to insure that insurance costs and proceeds under said insurance policies which pertain to IOC's inventory located at the Refinery are allocated and made payable to IOC or its lenders or their agent, as the case may be.

          Section 7.6 Names. After the Closing, upon Buyer's request, the Sellers shall promptly change the name of each Asset Seller and its Affiliates to a name which does not include the word "Indian" or derivatives thereof, provided that Buyer reimburses Sellers for the reasonable legal costs and disbursements incurred by Seller to effect any such name changes and any related filings, if necessary, under the Uniform Commercial Code, and provided further that such costs have been pre-approved in writing by Buyer. Effective upon the earlier of (a) the sale of IOC's inventory located at the Refinery and the Terminal or (b) the name changes above referred to, the Sellers will cease the use of the name "Indian" or derivatives thereof in connection with the business of the Sellers and their Affiliates.

          Section 7.7 Transfer of Retirement Plans. (a) As of the Closing Date, the Asset Sellers shall take all steps necessary to cause the transfer to the Buyer of (i) all of each Asset Seller's right, title, and interest in and to the Indian 401(k) Plan and Trust, including all Liabilities and account balances thereunder and (ii) all of each Asset Seller's right, title, and interest in and to the DB Plan and Trust and to substitute Buyer as the successor plan sponsor under both the Indian 401(k) Plan and Trust and the DB Plan and Trust. Moreover, if Buyer so elects following the Closing Date, Persons designated by Buyer shall be appointed to serve as successor trustees of the Indian 401(k) Plan and Trust and the DB Plan and Trust. Absent the appointment by Buyer of successor trustees, the Asset Sellers shall have secured the consent of the present trustees of the Indian 401(k) Plan and Trust and of the DB Plan and Trust to continue to serve in that capacity for up to one year after the date hereof. The Asset Sellers and Buyer agree to execute after the Closing Date any additional documents necessary, in the reasonable judgment of the other, to effectuate the transfer of the Indian 401(k) Plan, the DB Plan, and their related Trusts to Buyer.

                   (b) As soon as practicable after the Closing Date, the Asset Sellers shall deliver to Buyer such copies of the Asset Sellers' applicable records concerning the participants in the Indian 401(k) Plan and the DB Plan and such copies of other applicable records of Asset Sellers regarding the Indian 401(k) Plan and DB Plan as Buyer may reasonably require and request.

                   (c) The Asset Sellers represent that an application for a favorable Determination Letter on the qualification of the Indian 401(k) Plan and the DB Plan under Section 401(a) of the Code has been submitted to the IRS prior to the expiration of the extension of the remedial amendment period provided in IRS Advance Announcement 94-136.

                   (d) Effective prior to or as of the Closing Date, Castle shall adopt a new Section 401(k) plan (the "Castle Plan") for the benefit of Castle's employees designated by Castle (the "Castle Employees"). The Castle Plan shall contain a provision authorizing the receipt of assets transferred from another qualified plan. As soon as practicable following the Closing Date, Castle shall submit an application to the IRS for a determination that the Castle Plan is a qualified pension or profit sharing plan within the meaning of Sections 401(a) and 401(k) of the Code and shall make any and all changes which may be necessary to obtain a favorable determination from the IRS as to the qualified status of the Castle Plan. Upon the receipt of a favorable Determination Letter as to the qualified status of the Castle Plan, Castle shall furnish Buyer with a copy of such favorable Determination Letter.

          Section 7.8 DB Plan Funding. On or before the Closing Date, the Asset Sellers shall cause to be paid to the DB Plan the amount, if any, which the current enrolled actuary for the DB Plan has determined is required in order to satisfy the minimum funding requirement of Code Section 412 for the plan year of the DB Plan ending on December 31, 1994 and for the period commencing January 1, 1995 and ending on the Closing Date, as if Code Section 412 required all minimum funding contributions with respect to such period to be made on or prior to the Closing Date.

          Section 7.9 Intercompany Indebtedness. On or prior to the Closing Date, Castle shall contribute to capital or execute and deliver to the Acquired Corporation a release and discharge of all Liabilities of the Acquired Corporation to Castle or any Affiliate of Castle existing prior to the Closing, other than under the Compliance Cost Agreement, and the Acquired Corporation shall execute and deliver to the Sellers a release and discharge or shall declare and pay a dividend of all Liabilities of the Sellers and their Affiliates to the Acquired Corporation existing prior to the Closing, except any Liabilities arising under this Purchase Agreement and the Transactions.

          Section 7.10 Commercially Reasonable Efforts; Cooperation. The Sellers agree to use all commercially reasonable efforts to cause the conditions set forth in Articles IX and X to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate fully with the other parties in doing, all things necessary, proper, or advisable to consummate the Transactions, provided that nothing in this Section 7.10 shall obligate Castle to contribute any capital to the Asset Sellers as a condition to the Closing, other than as contemplated by Section 7.9.

          Section 7.11  Use of Asset Purchase Price; Payment of Creditors.

          (a) At the Closing, (i) $500,000 of the cash portion of the Asset Purchase Price shall be paid by IRLP to IOC or its designees as part of the consideration for (A) its consent to the release, and its release at the Closing, of all of the Liens held by it on IRLP's Assets (including the release of all such Liens that were previously assigned to third parties by IOC) and (B) the transfer of the tank bottoms identified in Schedule 2.2C hereto and (ii) the balance of the Asset Purchase Price (other than the $225,000 contingent payment referred to in Section 3.1(b)) shall be delivered to the escrow agent under the Escrow Agreement to be held and disbursed as contemplated thereby.

          (b) If at any time after the date of execution of this Agreement and prior to the Closing, (i) an Intervening Lien shall be placed on any of the Purchased Assets or (ii) IRLP shall become aware of any Liabilities (other than Assumed Liabilities) in respect of trade payables which are not identified in
Schedule 1.1C, and such Lien shall not have been released or such Liability shall not have been discharged, then (A) the principal amount of the Seller Note shall be reduced by the aggregate amount of the claims underlying all such Intervening Liens and of all such other unidentified Liabilities in respect of trade payables and (B) the amount by which the Seller Note is so reduced shall be provided by Buyer and shall be used to pay such claims and Liabilities at Closing.

          Section 7.12 Escrow Agreement. The representations, warranties and covenants of the parties set forth in the Escrow Agreement are incorporated herein by this reference as if fully set forth herein.

          Section 7.13 Use of Radnor Space. For a period beginning on the Closing Date and ending on April 30, 1996, (a) Castle shall continuously allow Buyer to use office and conference space and related equipment (including, without limitation, telephones, facsimile machines, copiers, etc.), receptionist, secretarial support and the like at Castle's Radnor, Pennsylvania office, to the same extent that IRLP made use of the same over the two-year period ending as of the date hereof and (b) Buyer shall continuously allow IRLP to use a similar amount of space and similar services at the Refinery. All such use shall be at no cost or charge to Buyer or IRLP, as applicable, except that Buyer shall reimburse Castle, and Castle shall reimburse Buyer, for Castle's or Buyer's out-of-pocket expense costs (but not any equipment or personnel costs) for Buyer's or IRLP's, as applicable, use of the telephones, facsimile machines and copiers.

          Section 7.14 Reimbursement for Inventory Liquidation. From and after the Closing, Sellers shall jointly and severally pay and reimburse Buyer, on demand upon presentation of standard and appropriate substantiating documentation, for any and all out-of-pocket costs and expenses (not including internal personnel costs but including costs of personnel hired solely to perform such services) incurred by Buyer with respect to any delivery, refining, processing, movement, storage, administration, selling, liquidating, financing or other action or transaction relating to any inventories of any Sellers or any of their Affiliates. Such costs and expenses shall not include any fees or profits to Buyer but shall include, without limitation, operating costs of processing, refining, storage and/or delivery units and/or other equipment
(other than depreciation), taxes and personnel. Sellers jointly and severally covenant and agree that all such inventories shall be removed from the Refinery and the Terminal on or prior to January 31, 1996.

VIII.     COVENANTS OF BUYER

          Buyer covenants and agrees with Sellers as follows (all such covenants and agreements to survive the Closing unless otherwise expressly stated or, to take effect after the Closing Date in the case of Section 8.1(c)(ii) below):

          Section  8.1  Consents  and   Approvals.   (a)  Buyer  shall  use  its
commercially reasonable efforts to obtain the Required Filings and Approvals of Buyer.

                   (b) Buyer shall, without incurring any costs or expenses (other than fees and expenses of Buyer's counsel), cooperate in good faith with the Castle Entities in the obtaining by the Castle Entities of the Required Filings and Approvals of the Castle Entities.

                   (c) Buyer shall use commercially reasonable efforts to obtain, as promptly as practicable after the Closing, the Second Stage Financing on terms and conditions acceptable to Buyer.

          Section 8.2 Confidentiality. Buyer shall use its commercially reasonable efforts to insure that all confidential information which Buyer, its Affiliates, or any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, Assets, Liabilities or future prospects of any Castle Subsidiary or any customer or supplier of any of them shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them except pending the Closing in the business and for the benefit of the Castle Entities, in each case without the prior written consent of Castle; provided, however, that the restrictions of this sentence shall not apply (a) after the Closing, (b) to disclosure to existing or prospective lenders or other investors (and their advisors) or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the Transactions, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Purchase Agreement, or (e) to the extent such information shall have otherwise become publicly available not in violation of the provisions of this Purchase Agreement.

          Section 8.3 Transfer of Retirement Plans. (a) Buyer agrees to adopt the Indian 401(k) Plan and Trust, including all amendments thereto, on the Closing Date as the Indian 401(k) Plan and Trust exist immediately prior to such date and agrees to assume all rights, duties and obligations thereunder. Notwithstanding anything herein contained to the contrary, Buyer shall retain the right to amend or to terminate the Indian 401(k) Plan and Trust (as adopted and assumed by Buyer) at any time after the Closing Date, in accordance with applicable law.

                   (b) Buyer agrees to adopt the DB Plan and Trust, including all amendments thereto, on the Closing Date, as the DB Plan and Trust exist immediately prior to such date and agrees to assume all rights, duties, and obligations thereunder, including, without limitation, the Liability for all "unfunded current liability" (as defined under Section 412 of the Code) as well as all minimum funding requirements for periods commencing on the Closing Date. Notwithstanding anything herein contained to the contrary, Buyer shall retain the right to amend and to terminate the DB Plan and Trust (as adopted and assumed by Buyer) at any time after the Closing Date, in accordance with applicable law.

                   (c) Buyer shall be responsible for satisfying any and all governmental reporting and disclosure requirements applicable to the Indian 401(k) Plan and the DB Plan with respect to plan years ending on and after December 31, 1995. Castle and the Asset Sellers shall furnish promptly to Buyer any information or data related to periods prior to the Closing Date which may be necessary to Buyer in order to satisfy such governmental reporting and disclosure requirements in a timely manner.

                   (d) When Castle has received a favorable IRS Determination Letter with respect to the Castle Plan, Buyer shall cause the entire account balance of each of the Castle Employees in the Indian 401(k) Plan to be transferred to the trustee of the Castle Plan and to be credited to that Castle Employee's account under the Castle Plan. In connection with such transfer, Buyer shall provide to Castle a statement from the plan administrator that the Buyer's 401(k) Plan either has or will apply for a favorable IRS determination letter, and Castle and Buyer shall execute all documents and make all filings necessary or appropriate in order to satisfy the requirements of applicable Law.

          Section 8.4 Reimbursement for Real Estate Taxes. Buyer agrees to pay to the appropriate tax authorities when due the dollar amount specified in
Schedule 8.4 for the periods specified in said Schedule, representing 50% of the real estate taxes respecting the Refinery and the Terminal identified in
Schedule 8.4 for the periods specified in said Schedule, provided that the making of such payment shall be subject to the condition precedent that 50% of all such taxes shall have been paid in full (together with any interest and penalties) by the Castle Entities and any and all Liens (or possible future Liens) relating thereto shall have been released, and subject to presentation by Sellers to Buyer of appropriate substantiating documentation.

          Section  8.5  Assistance  with  Inventory   Liquidation.   Subject  to
fulfillment of the ongoing reimbursement obligations set forth in Section 7.14 above, for the period commencing on the Closing Date and ending on January 31, 1996, Buyer shall, to the extent reasonably practicable and specifically requested in writing by Sellers or IOC from time to time, and without any requirement to incur any material incremental Liability (or lose any material opportunity) of any kind or nature whatsoever, utilize the Refinery and the Terminal to assist IOC in the liquidation of any inventory which IOC may own immediately following the Closing (including the storage, consolidation and transmission of feedstocks previously delivered to IOC at the Refinery and products previously refined by IRLP for IOC at the Refinery). Sellers and IOC hereby jointly and severally waive, release and discharge Buyer and all Buyer Indemnitees from any and all Liabilities, claims and causes of action relating to any actions (or omissions) of Buyer or any Buyer Indemnitees with respect to such inventory liquidation (except for Liabilities directly caused by the gross negligence or wilful misconduct of Buyer). Subject to IOC's agreement to be bound by the provisions of the preceding sentence, and of the last sentence of
Section 7.14, IOC shall be a third party beneficiary of the provisions of this
Section 8.5.

          Section 8.6 Insurance Reimbursements and Payments. Buyer shall promptly reimburse and pay IRLP for (a) the allocable premium cost (relating to periods beginning on the Closing Date) for any insurance policies identified on
Schedule 4.11 attached hereto and transferred to Buyer pursuant to Section 7.5 above, and (b) 50% of the gross insurance proceeds paid to (or at the direction of) Buyer by the applicable insurance company for the Cooling Tower Claim (up to a maximum of $350,000).

          Section 8.7 Employee Matters. Buyer shall reimburse IRLP on or prior to December 15, 1995, for the aggregate gross salary payments and applicable payroll taxes and benefits made by IRLP with respect to the period from the Closing Date through November 30, 1995 to those of its employees identified in
Schedule 8.7, Part 1 attached hereto who become employees of Buyer as of the Closing Date as set forth in said Schedule 8.7, Part 1, subject to such changes to said Schedule 8.7, Part 1 as may be made pursuant to a written notice from Buyer to IRLP at the Closing. Further, except for the senior management personnel identified on Schedule 8.7, Part 2, for a period of 18 months following the Closing Date, Buyer agrees not to hire or retain (as an employee, consultant or otherwise) any employee of IRLP as of the date hereof who is identified on Schedule 8.7, Part 3, who does not waive any right to severance or other similar payments from Castle or any of its Affiliates for any period after November 30, 1995.

          Section 8.8 Commercially Reasonable Efforts; Cooperation. Buyer agrees to use all commercially reasonable efforts to cause the conditions set forth in Articles IX and X to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate fully with the other parties in doing, all things necessary, proper or advisable to consummate the Transactions.


IX.       CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of Buyer to purchase the Shares and Purchased Assets at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions, unless waived in writing by Buyer.

          Section 9.1 Truth of Representations and Warranties. The representations and warranties made by the Sellers in this Purchase Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of such date.

          Section 9.2 Compliance with Covenants. The Sellers shall have performed and complied in all material respects with all of their covenants and obligations under this Purchase Agreement which are to be performed or complied with by them prior to or at the Closing.

          Section 9.3 Absence of Suit. No action, suit, proceeding, or investigation shall have been commenced or threatened by any Person against Buyer, the Sellers, the Purchased Assets or any of their officers, directors or Affiliates seeking to modify in any material respect, or to restrain or prevent, and no Law shall have been enacted, issued, or promulgated which has the effect of modifying in any material respect or restraining or preventing, the Transactions or questioning the validity or legality of the Transactions.

          Section 9.4 Receipt of Consents and Approvals. All Required Filings and Approvals indicated on Schedules 4.3, 4.4, or 5.3 as material Required Filings and approvals shall have been obtained.

          Section 9.5 Proceedings and Instruments Satisfactory, Certificates. All proceedings, corporate or otherwise, to be taken by the Sellers in connection with the Transactions shall have occurred and all certificates and other documents reasonably incident thereto as Buyer may reasonably request shall have been delivered to Buyer.

          Section 9.6 Intercompany Indebtedness. Castle shall have contributed to capital or executed and delivered to the Acquired Corporation a release and discharge of all Liabilities of the Acquired Corporation to Castle or any Affiliate of Castle existing prior to the Closing, except any Liabilities arising under this Purchase Agreement or under the Compliance Cost Agreement.

          Section 9.7 Deliveries at Closing. All documents and instruments required to be delivered by the Sellers and their Affiliates at the Closing shall have been delivered to Buyer as provided in Section 12.2.

          Section 9.8 No Material Adverse Change. From date hereof through the Closing Date, there shall not have occurred (a) any material adverse change in the financial condition, operating results, Assets, properties, or business of any of the Castle Subsidiaries from that shown in the financial statements delivered pursuant to Section 4.9, other than any such material adverse change resulting from the shut-down of the Refinery on September 30, 1995 or from any acts of Buyer or its Affiliates, or (b) any material adverse change in the Shell Contract or any amendment, modification or termination of the Shell Contract, whether or not agreed to by any of the Sellers.

          Section 9.9 Bank Consents. All lenders to Castle and its Affiliates who have any direct or indirect Liens on or other interest or Contract right in or relating to the Purchased Assets (including, without limitation, BT Commercial Corporation and Mees Pierson N.V.) shall have (i) consented to the Transactions, and the transactions contemplated by the Platinum Sale Documents, to the full extent necessary to permit consummation of the Transactions, and the transactions contemplated by the Platinum Sale Documents, without violation of any such lender's rights, including, but not limited to, the terms of this Purchase Agreement and the Escrow Agreement and (ii) released all such Liens, interests and rights, all as acceptable to Buyer in its sole discretion (collectively, the "Bank Consents").

          Section 9.10 Mobil Consent. Mobil Oil Corporation ("Mobil") shall have agreed and consented in writing to (a) an assignment to Buyer of all of IRLP's rights under that certain Exchange Agreement dated as of July 29, 1994 between Mobil and IRLP (as amended, the "Mobil Contract"), and (b) a modification of the Mobil Contract, acceptable to Buyer in its sole discretion, limiting Buyer's Liabilities under the Mobil Contract to an amount acceptable to Buyer and extending the timing of payment of any such Liabilities in a manner acceptable to Buyer.

          Section 9.11 Platinum Sale Documents. The Platinum Sale Documents shall be duly executed and delivered by IOC to Buyer and the transactions contemplated thereby shall be consummated concurrently with the Transactions.


X.        CONDITIONS TO OBLIGATIONS OF THE SELLERS

          The obligations of the Sellers to be performed hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived in writing by Castle.

          Section 10.1 Truth of Representations and Warranties. The representations and warranties of Buyer in this Purchase Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of such date.

          Section 10.2 Compliance with Covenants. Buyer shall have performed and complied in all material respects with all of its covenants and obligations under this Purchase Agreement which are to be performed or complied with by it prior to or at the Closing.

          Section 10.3 Absence of Suit. No action, suit, proceeding, or investigation shall have been commenced or threatened by any Person against Buyer, the Sellers, or any of their officers, directors or Affiliates seeking to modify in any material respect, or to restrain or prevent, and no Law shall have been enacted, issued, or promulgated which has the effect of modifying in any material respect or of restraining or preventing, the Transactions or questioning the validity or legality of the Transactions.

          Section 10.4 Receipt of Consents and Approvals. All Required Filings and Approvals indicated on Schedules 4.3, 4.4, or 5.3 as material Required Filings and Approvals shall have been obtained.

          Section 10.5 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by Buyer in connection with the Transactions shall have occurred and all certificates and other documents reasonably incident thereto as the Sellers may reasonably request shall have been delivered to the Sellers.

          Section 10.6 Intercompany Indebtedness. The Acquired Corporation shall have executed and delivered to the Sellers a release and discharge of all Liabilities of the Sellers and their Affiliates to the Acquired Corporation existing prior to the Closing, except any Liabilities arising under this Purchase Agreement.

          Section 10.7 Equity Contributions and Undertaking. Buyer shall have received $5 million cash in equity contributions and Seller shall have received from Gadgil Western Corporation ("GWC") an undertaking duly executed by GWC, in the form previously agreed upon by Castle and GWC.

          Section 10.8 Deliveries at Closing. All documents and instruments required to be delivered by Buyer and its Affiliates at the Closing shall have been delivered to the Sellers as provided in Section 12.3.

          Section 10.9 Platinum Sale Documents. The Platinum Sale Documents shall be duly executed and delivered by Buyer to IOC and the transactions contemplated thereby shall be consummated concurrently with the Transactions.

          Section 10.10 Bank Consents. The Bank Consents shall have been obtained, in form and substance acceptable to Sellers in their sole discretion.

          Section 10.11 Mobil Consent. Mobil shall have agreed and consented to in writing to the Mobil assignment contemplated by Section 9.10(a) on terms acceptable to IRLP in its sole discretion.


XI.       INDEMNIFICATION

          Section 11.1 Requirement of Indemnification. (a) Sellers shall jointly and severally indemnify and hold the Buyer Indemnitees harmless from and against any Damages suffered by them resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any Buyer Indemnitee by a third party) alleged to result from, arise out of, or have been incurred with respect to (i) the falsity, breach, or inaccuracy of any representation, warranty, covenant, or agreement of the Sellers contained in this Purchase Agreement or in any schedule, exhibit, document, or instrument delivered in connection herewith, (ii) any current or future Liability whatsoever relating to tax obligations of the Castle Entities, except as provided in Section 8.4 and except for Liabilities for Taxes of the Acquired Corporation for periods commencing on the Closing Date, (iii) any Liability whatsoever of the Sellers other than the Assumed Liabilities, whether arising prior to, on, or after the Closing Date, whether or not known at the date hereof or on the Closing Date, and whether or not identified in a Schedule to this Purchase Agreement, provided that Castle shall not be liable for any such Liability to trade creditors of IRLP for which it was not liable prior to the Closing, (iv) any Liability of the Asset Sellers or any ERISA Affiliate related to any Indian Benefit Plan that existed prior to or at Closing, maintained by, contributed to, or obligated to be contributed to, at any time, by the Asset Sellers or any ERISA Affiliate (other than the Indian 401(k) Plan and the DB Plan), and any Liability of the Asset Sellers or any ERISA Affiliate related to any Title IV Plan or other Benefit Plan other than the DB Plan and Trust, (v) any Liability of the Castle Entities under any federal or state securities or similar laws, rules or regulations with respect to any transactions, facts or circumstances (real or alleged) occurring or existing prior to the Closing Date, (vi) any Liability with respect to intracompany claims among the Castle Entities, except under the Compliance Cost Agreement, (vii) any Liability relating to employment and/or severance agreements, the WARN Act or any similar laws, rules or regulations, options, stock appreciation rights and similar arrangements and/or rights between any of the Castle Entities or any of their Affiliates and their respective personnel, except as provided in Section 8.7, (viii) any Liability or Damage of any party resulting from the failure of the Asset Sellers to use the Asset Purchase Price in the manner set forth in the Escrow Agreement, (ix) any Liability to BT Securities Corporation, its Affiliates, counsel, representatives, consultants, employees or agents relating to previous "high yield" or other financing and/or equity transactions with respect to the Refinery, and (x) any Liability of Buyer or any Buyer Indemnitee resulting from the use of the Refinery or the Terminal pursuant to Section 8.5 above except a Liability referred to in this clause (x) directly caused by the gross negligence or wilful misconduct of Buyer).

                   (b) Buyer shall indemnify and hold the Seller Indemnitees harmless from and against any Damages suffered by them resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any Seller Indemnitee by a third party) alleged to result from, arise out of, or have been incurred with respect to (i) the falsity, breach, or inaccuracy of any representation, warranty, covenant, or agreement of Buyer contained in this Purchase Agreement or in any schedule, exhibit, document, or instrument delivered in connection herewith, (ii) the Assumed Liabilities, (iii) any Environmental Claims and (iv) any Liability of Buyer relating to tax obligations of the Acquired Corporation for periods on and after the Closing Date.

          Section 11.2 Procedures Relating to Indemnification. (a) A party (the "indemnified party") seeking indemnification under this Purchase Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim") shall notify the indemnifying party in writing of the Third Party Claim within 20 days after receipt by the indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Purchase Agreement, except to the extent the indemnifying party shall actually have been prejudiced by the failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                   (b) The indemnifying party shall have the right, within 30 days after being so notified, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the indemnified party. In any such proceeding the defense of which the indemnifying party shall have so assumed, the indemnified party shall have the right to participate therein and retain its own counsel at its own expense unless (i) the indemnified party and the indemnifying party shall have mutually agreed to the retention of such counsel,
(ii) the indemnified party shall have received a written opinion of counsel to the effect that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, or (iii) the named parties to any such proceeding (including the impleaded parties) include both the indemnifying party and the indemnified party, and representation of both parties by the same counsel would be inappropriate in the opinion of the indemnified party's counsel due to actual or potential differing interests between them; in any such case, such separate counsel may be retained by the indemnified party at the indemnifying party's expense (provided that the indemnifying party shall not be required to bear the fees and expenses of more than one counsel (plus any local counsel as may be reasonably required) for each group of similarly situated persons). To the extent that the settlement of such a Third Party Claim, the defense of which has been assumed by the indemnifying party, involves the payment of money only, the indemnifying party shall have the right, in consultation with the indemnified party, to settle those aspects dealing only with the payment of money, provided that the indemnifying party pays such money and such settlement includes a general release from the other parties to such Third Party Claim in favor of the indemnified party. In connection with any such defense or settlement, the indemnifying party shall not enter into a consent decree involving injunctive or non-monetary relief or consent to an injunction without the indemnified party's prior written consent.

                   (c) With respect to all Third Party Claims, the indemnified party shall cooperate in all reasonable respects with the indemnifying party in connection with such claims and the defense or compromise of the claims. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information reasonably relevant to the Third Party Claim, making employees available on a mutually convenient basis to provide additional information, and explanation of any material provided under this Purchase Agreement. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not, without first waiving the indemnity as to such claim, admit any liability with respect to, or settle, compromise, or discharge, the Third Party Claim, without the indemnifying party's prior written consent.

                   (d) The foregoing provisions of this Section 11.2 shall not apply to matters covered by the provisions of Article VI to the extent that the provisions of this Section 11.2 are inconsistent with the provisions of Article VI.

          Section 11.3 Defense of Third-Party Claim. The failure by the indemnifying party to notify the indemnified party of its election to defend any Third Party Claim within 30 days after written notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such Third Party Claim. If the indemnifying party shall not assume the defense of any such Third Party Claim, the indemnified party may defend against and, subject to obtaining the consent of the indemnifying party, which shall not be unreasonably delayed or denied, settle such Third Party Claim in such manner as it may deem appropriate.

          Section 11.4 Payment. The indemnifying party shall pay directly all Damages or shall, if the indemnified party elects to pay any Damages directly, promptly reimburse the indemnified party for any Damages paid by the indemnified party that is the subject of an indemnification given under this Article XI. The indemnifying party shall reimburse the indemnified party promptly upon demand for the amount of any judgment rendered or settlement entered into with respect to any Third Party Claim, the defense of which was not assumed by the indemnifying party, and, promptly upon demand, for all Damages paid by the indemnified party in connection with the defense against such Third Party Claim.

          Section 11.5 Limitation on Indemnification. (a) An indemnified party shall not be entitled to assert later than September 30, 1997 any right of indemnification for any Damages suffered by it as a result of the falsity, inaccuracy, or breach of any representation or warranty (but not the breach of any covenant or agreement) by the indemnifying party set forth herein; provided however, that (i) any claim with respect to the falsity, inaccuracy, or breach of a representation or warranty with respect to (A) title to Assets may be brought at any time or (B) Taxes may be brought at any time prior to 30 days after the expiration of the applicable statute of limitations and (ii) if there shall then be pending any claim for such indemnification hereunder which has been asserted prior to the applicable date by the indemnified party with reasonable specificity, the indemnified party shall continue to have the right to be indemnified with respect thereto.

                   (b) A Buyer Indemnitee shall not be entitled to indemnification hereunder for any Damages suffered by it as a result of the falsity, inaccuracy, or breach of any representation or warranty by the Sellers unless the aggregate amount of Damages suffered by all Buyer Indemnitees for all such falsities, inaccuracies, and breaches exceeds $25,000, and then the Sellers shall be responsible only for the amount of such Damages that exceeds $25,000.

                   (c) A Seller Indemnitee shall not be entitled to indemnification hereunder for any Damages suffered by it as a result of the falsity, inaccuracy, or breach of any representation or warranty by Buyer unless the aggregate amount of Damages suffered by all Seller Indemnitees for all such falsities, inaccuracies, and breaches exceeds $25,000, and then Buyer shall be responsible only for the amount of such Damages that exceeds $25,000.

                   (d) The aggregate amount to which an indemnified party shall be entitled to receive as indemnification under this Article XI shall be reduced by the amount of all tax benefits or savings actually available to and utilized by such party as a result of any loss, liability, cost, expense, or damage giving rise to such indemnification.

                   (e) Except as provided in Articles III, VI, and XIII, each of the parties acknowledges and agrees that, from and after the date of this Purchase Agreement, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Purchase Agreement shall be pursuant to the indemnification provisions in this Article XI.


XII.  CLOSING

          Section 12.1 Time and Place. The closing of the Transactions (the "Closing") shall take place at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York, as promptly as practicable after the satisfaction or waiver of the conditions set forth herein, or at such other date and place as may be agreed upon by the parties (the "Closing Date").

          Section 12.2 Items to be Delivered by the Sellers. At the Closing, the Sellers shall deliver in accordance with this Purchase Agreement, among other things, the following:

                   (a) Certificates representing the Shares, duly endorsed in blank or accompanied by appropriate stock powers for transfer of all right, title, and interest in the Shares to Buyer.

                   (b) Such bills of sale and other instruments of transfer as are necessary or reasonably requested for the transfer and conveyance to Buyer of the Purchased Assets.

                   (c) A certificate, signed by an officer of each of Castle and of each other Seller which is a corporation (on behalf of such corporation and of any partnership of which such corporation is a general partner), stating that the representations and warranties made by the Sellers in this Purchase Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, that the Sellers have in all material respects performed and complied with all of their obligations under this Purchase Agreement which are to be performed or complied with by them prior to or on the Closing Date, and that to the Knowledge of Sellers all conditions to the obligations of Buyer to be performed hereunder have been satisfied or waived. The delivery of such certificate shall be and constitute a representation and warranty of each Seller as of the Closing Date to each of the facts stated therein.

                   (d) A written  opinion of counsel  for the  Sellers  and IOC,
respectively,   dated  as  of  the  Closing  Date,   addressed  and   reasonably
satisfactory to Buyer, covering the following matters:

                         (i) the corporate existence and good standing of Castle
and the corporate or partnership existence, and good standing of the Castle Subsidiaries and IOC;

                         (ii) the due authorization,  execution, and delivery by
the Sellers of this Purchase Agreement, the Escrow Agreement and the other agreements and instruments to be delivered by Sellers at Closing, and by IOC of the Platinum Documents to which it is a party, and the legal, valid, and binding effect of the Sellers' obligations hereunder and thereunder, and of IOC's obligations under the Platinum Documents, enforceable against Seller in accordance with the terms hereof and thereof, except as may be limited by Laws affecting bankruptcy, insolvency, fraudulent conveyance, and creditors' rights generally and subject to equitable principles and the discretion of a court to grant equitable remedies;

                         (iii) the requisite  corporate or partnership power and
authority of the Castle Subsidiaries and IOC to own and operate their respective businesses;

                         (iv) the capitalization of the Acquired Corporation and
the other matters referred to in Section 4.5;

                         (v)  that,  subject  to the  receipt  of  the  Required
Filings and Approvals, the execution and delivery of the Seller Documents and the Platinum Documents do not, and the consummation of the Transactions contemplated hereby and thereby will not, violate any provision of the organizational documents of Castle, the Castle Subsidiaries or IOC, or any Law to which the Castle Entities or IOC are subject or bound or, to the knowledge of such counsel, result in the default or acceleration of any obligation or default under any provisions of any Contract or Order known to such counsel to which Castle or any of the Castle Subsidiaries or IOC is a party, or by which the business of the Castle Subsidiaries or IOC is bound or encumbered; and

                         (vi)  to  the  knowledge  of  such   counsel,   without
independent investigation, the existence of all Required Filings and Approvals of the Castle Entities and IOC indicated as material Required Filings and Approvals on the Schedules hereto.

                   (e) A certified copy of the duly adopted resolutions of the Board of Directors of each Seller and IOC which is a corporation authorizing and recommending the Transactions (on behalf of such corporation and of any partnership of which such corporation is a general partner).

                   (f) A copy of each approval, consent, assignment, contract, novation, release, or waiver, including the Required Filings and Approvals of Castle, obtained by the Sellers in connection with the Transactions, and a schedule of any Required Filings and Approvals of Castle that have not been obtained.

                   (g) A duly executed and valid certificate of non-foreign status in accordance with Section 1445 of the Code and the Treasury Regulations thereunder.

                   (h) The Escrow Agreement duly executed by Castle and IRLP.

                   (i) The Platinum Sale Documents duly executed by IOC.

                   (j) Such other documents, instruments, or certificates as Buyer may reasonably request, including UCC-3 termination statements duly executed by IOC and its assignees with respect to all Purchased Assets on which they may have a Lien.

          Section 12.3 Items to be Delivered by Buyer. At the Closing, Buyer shall deliver, among other things:

                   (a) A certificate, signed by an officer of Buyer, stating that the representations and warranties made by Buyer in this Purchase Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, that Buyer has in all material respects performed and complied with all of its obligations under this Purchase Agreement which are to be performed or complied with by it prior to or on the Closing Date, and that to the Knowledge of Buyer all conditions to the obligations of Sellers to be performed hereunder have been satisfied or waived. The delivery of such certificate shall be and constitute a representation and warranty of Buyer as of the Closing Date to each of the facts stated therein.

                   (b) A written opinion of counsel for Buyer or Assignee, as applicable, dated as of the Closing Date, addressed and reasonably satisfactory to the Sellers, covering the following matters:

                         (i) the corporate  existence and good standing of Buyer
and the partnership existence of Assignee, if applicable;

                         (ii) the due authorization,  execution, and delivery by
Buyer of this Purchase Agreement, the Escrow Agreement and the other Buyer Documents, and of the Platinum Documents, and the legal, valid, and binding effect of Buyer's obligations hereunder and thereunder, enforceable against Buyer in accordance with the terms hereof and thereof, except as may be limited by Laws affecting bankruptcy, insolvency, fraudulent conveyance, and creditors' rights generally and subject to the discretion of a court to grant equitable remedies;

                         (iii)  that,  subject to the  receipt  of the  Required
Filings and Approvals, the execution and delivery of this Purchase Agreement and the other Buyer Documents, and of the Platinum Documents do not, and the consummation of the Transactions will not, violate any provision of the certificate of incorporation of Buyer or partnership agreement of Assignee, as applicable, or any Law to which Buyer is known to such counsel to be subject or bound (before giving effect to the Transactions to be consummated at Closing) or, to the knowledge of such counsel, result in the default or acceleration of any obligation or default under any provision of any Contract known to such counsel to which Buyer is a party (before giving effect to the Transactions to be consummated at Closing); and

                         (iv)  to  the  knowledge  of  such   counsel,   without
independent investigation,
the existence of all Required Filings and Approvals of Buyer indicated as material Required Filings and Approvals on Schedule 5.3 hereto.

                   (c) The duly executed Seller Note, Mortgage and Escrow Agreement.

                   (d) A certified copy of the duly adopted resolutions of the Board of Directors of Buyer (or of the general partner of Assignee, if applicable) authorizing the Transactions.

                   (e) A copy of each approval, consent, assignment, contract, novation, release, or waiver, including the Required Filings and Approvals of Buyer obtained by Buyer in connection with the Transactions and a schedule of any Required Filings and Approvals of Buyer that have not been obtained.

                   (f) An agreement pursuant to which Buyer assumes the Assumed Liabilities.

                   (g) The duly executed Platinum Sale Documents.

                   (h) Such other documents, instruments, and certificates as Castle may reasonably request.


XIII. TERMINATION

          Section 13.1 Termination. This Purchase Agreement may be terminated and the purchase and sale of the Shares and Purchased Assets abandoned at any time prior to the Closing Date:

                   (a) by mutual consent of Castle and Buyer;

                   (b) by Buyer, if by the Termination Date any of the conditions provided in Article IX of this Purchase Agreement have not been met and have not been waived in writing by Buyer, except as a result of the wilful acts or omissions of Buyer; or

                   (c) by Castle, if by the Termination Date any of the conditions provided in Article X of this Purchase Agreement have not been met and have not been waived in writing by Castle, except as a result of the wilful acts or omissions of Castle.

                   (d) The obligations  contained in Sections 7.4, 8.2, 15.8 and
15.13 hereof shall survive any termination of this Purchase Agreement.

          Section 13.2 No Other Transaction. (a) Each of Castle and the Asset Sellers hereby covenants with Buyer that it will not enter into, or commit to, any transaction to sell or otherwise dispose of any of the Shares or the Purchased Assets with any Person other than Buyer prior to the close of business on the Termination Date. Upon execution of this Agreement the provisions of clause (b) of the third paragraph of that certain letter of intent between Castle and Gadgil Western America, Inc. dated November 9, 1995 shall be superseded by the provisions of this Section 13.2.

                   (b) Subject to the controlling provisions of Section 13.2(a), Buyer agrees that the Castle Entities and their Affiliates shall have the complete right and authority to, and to authorize and permit their officers, directors, employees, counsel, agents, investment bankers, accountants, or other representatives to, directly or indirectly, (a) cooperate with, or, subject to entering into a confidentiality agreement reasonable acceptable to Buyer with such Person, furnish or cause to be furnished any non-public information concerning the business, properties, or assets of the Castle Subsidiaries to, any Person in connection with any Acquisition Proposal excluding, however, this Purchase Agreement and its contents (unless otherwise required to be made public); and (b) negotiate with any Person with respect to any Acquisition Proposal; provided, however, that the Castle Entities and their Affiliates shall not take, authorize, or permit any of their officers, directors, employees, counsel, agents, investment bankers, accountants, or other representatives to, directly or indirectly, at any time after the date hereof, initiate contact with any Person in an effort to solicit any Acquisition Proposal; provided, that the Castle Entities may take or permit any such action at any time when Castle is permitted to terminate this Purchase Agreement pursuant to Section 13.1.




XIV.  AMENDMENT AND WAIVER

          Section 14.1 Amendment. This Purchase Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Purchase Agreement.

          Section 14.2 Extension; Waiver. At any time prior to the Closing Date, either party hereto may:

                  (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,

                  (b)  waive  any  inaccuracies  in  the   representations   and
warranties contained herein or in any document delivered pursuant hereto, or

                  (c) waive compliance with any of the agreements or conditions contained herein.






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



Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed and delivered on behalf of such party. The failure of any party hereto to enforce at any time any provision of this Purchase Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Purchase Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Purchase Agreement shall be held to constitute a waiver of any other or subsequent breach.


XV.       MISCELLANEOUS

          Section 15.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, sent by Federal Express, Express Mail, or similar overnight delivery or courier service, or delivered (in person or by telecopy, telex, or similar communications equipment) against receipt to the party to whom it is given, addressed as follows:

          if to the Sellers, to:

                   Castle Energy Corporation
                   One Radnor Corporate Center
                   Suite 250
                   100 Matsonford Road
                   Radnor, Pennsylvania   19087
                   Attention:  Joseph L. Castle, II, CEO
                   Telecopy No: (610) 995-0409

          with a copy to:

                   Duane, Morris & Heckscher
                   One Liberty Street
                   Philadelphia, PA 19103
                   Attention:  Sheldon M. Bonovitz, Esq.
                   Telecopy No: (215) 979-1020

          if to Buyer, to:

                   Am West GP, Inc.
                   c/o Latham & Watkins
                   885 Third Avenue, Suite 1000
                   New York, NY 10022
                   Attention:  Arun Chandrachud
                   Telecopy No:  (212) 751-4864 and (011)(973) 697845
          with a copy to:

                   Latham & Watkins
                   885 Third Avenue
                   New York, NY 10022
                   Attention:  Roger H. Kimmel, Esq.
                   Telecopy No:  (212) 751-4864

or to such other address as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.

          Section 15.2 Governing Law. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its rules on conflicts of law.

          Section 15.3 Successors and Assigns. This Purchase Agreement and the Escrow Agreement shall not be assigned by any party without the written consent of all other parties and any attempted assignment without such written consent shall be null and void and without legal effect; provided that (a) Buyer may assign this Agreement (and the Escrow Agreement) to Assignee and Buyer or Assignee may assign its rights to purchase all or a portion of the Purchased Assets and/or Shares to a wholly-owned subsidiary of Buyer or Assignee, as the case may be, and (b) Buyer, Assignee or any such subsidiary may collaterally assign its rights hereunder to any lenders providing financing. Upon assignment of this Purchase Agreement to Assignee by Buyer, the term "Buyer", whenever used in this Agreement, shall mean Assignee, unless the context otherwise requires. This Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the Persons entitled to indemnity under Article XI.

          Section 15.4 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Purchase Agreement, but this Purchase Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the Transactions to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Purchase Agreement.

          Section 15.5 Execution in Counterparts. This Purchase Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

          Section 15.6 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Purchase Agreement.

          Section 15.7 Entire Agreement. This Purchase Agreement, together with all schedules and exhibits hereto and any documents delivered pursuant to this Purchase Agreement, contains the entire understanding of the parties hereto with regard to the subject matter contained herein.

          Section 15.8 Announcements. Announcements to the public, employees, customers, or suppliers concerning the Transactions by the Sellers or Buyer shall be subject to the approval of the other parties in all essential respects, except that the approval by the other parties shall not be required as to any statements and other information which a party may submit to any Governmental Entity or is required to announce pursuant to any Law.

          Section 15.9 Construction. The parties acknowledge that both parties and their counsel have participated fully in the negotiation and preparation of this Purchase Agreement and agree that, in any construction or interpretation of this Purchase Agreement, no provision shall be construed against the interest of either party on the basis that such party drafted such provision.

          Section 15.10 Jurisdiction. Any action, suit, or proceeding arising out of, based on, or in connection with this Purchase Agreement, or the Transactions may be brought only in any United States District Court or appropriate state court in the State of Delaware and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Purchase Agreement or the subject matter hereof may not be enforced in or by such court.

          Section 15.11 Further Actions. At any time and from time to time, each party hereto agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Purchase Agreement and to more effectively carry out the transfer of stock and assets, realization of assets, and assumption of liabilities contemplated by this Purchase Agreement.

          Section 15.12 Shell Litigation. (a) Until the Closing, Castle and IRLP shall control the prosecution, defense and negotiation of any settlement of the Shell Litigation, in each case with counsel of its choice, and Castle and IRLP shall bear all Litigation Expenses with respect thereto incurred prior to the Closing. Any settlement effected or judgment rendered in the Shell Litigation prior to the Closing shall be solely for the account of Castle.

                  (b) Upon and following the Closing, Buyer shall assume and control the prosecution, defense and negotiation of any settlement of the Shell Litigation, and shall bear all Litigation Expenses incurred after the Closing with respect thereto. Any settlement effected or judgment rendered in the Shell Litigation after the Closing shall be solely for the account of Buyer. Upon request, all parties to the Shell Litigation that are controlled by Castle shall execute, deliver and file any and all papers and documents as may be required to effectuate the intent of this paragraph (b).

          Section 15.13 Expenses. Each party hereto shall pay its own costs and expenses incident to this Purchase Agreement and to action taken in preparation for carrying this Agreement into effect.

                   IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date and year first above written.

                               AM WEST G.P., INC.

                               By:    /S/ B. N. BANERJEE
                                      ---------------------------------
                               Title: B. N. BANERJEE, PRESIDENT
                                      ---------------------------------

                               CASTLE ENERGY CORPORATION


                               By:    /S/ JOSEPH L. CASTLE
                                      ---------------------------------
                               Title:
                                      ---------------------------------

                               INDIAN REFINING I LIMITED PARTNERSHIP
                               By:      INDIAN REFINING & MARKETING I INC.,
                                        General Partner



                               By:    /S/ WILLIAM S. SUDHAUS
                                      ---------------------------------
                               Title: WILLIAM S. SUDHAUS, CEO
                                      ---------------------------------



                               INDIAN REFINING & MARKETING I INC.

                               By:    /S/ WILLIAM S. SUDHAUS
                                      ---------------------------------
                               Title: WILLIAM S. SUDHAUS, CEO
                                      ---------------------------------